EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
INVESTAR HOLDING CORPORATION,
INVESTAR BANK, NATIONAL ASSOCIATION
AND
BANK OF YORK
Dated as of July 30, 2019

i

INDEX OF EXHIBITS

Exhibit A	Form of Bank Merger Agreement
Exhibit B	Form of Release
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Director Support Agreement

AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated as of July 30, 2019 is by and among Investar Holding Corporation (“Investar”), a Louisiana corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), Investar Bank, National Association (“Investar Bank”), a national banking association with its principal offices in Baton Rouge, Louisiana and wholly-owned subsidiary of Investar, and Bank of York (“Bank of York”), an Alabama state non-member bank with its principal offices in York, Alabama.
RECITALS
WHEREAS, Investar desires to acquire for cash all of the issued and outstanding shares of common stock of Bank of York through the merger of Bank of York with and into Investar Bank (the “Merger”), pursuant to the terms and subject to the conditions set forth in this Agreement and an Agreement and Plan of Bank Merger which has been entered contemporaneously between Investar Bank and Bank of York (the “Bank Merger Agreement”), the form of which is attached hereto as Exhibit A;
WHEREAS, Investar Bank will be the surviving bank from the Merger and the separate corporate existence of Bank of York will cease;
WHEREAS, the respective boards of directors of Investar, Investar Bank and Bank of York believe that the acquisition of Bank of York by Investar in the manner provided by, and subject to the terms and conditions set forth in, this Agreement, the Bank Merger Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement, are desirable and in the best interests of their respective organizations and shareholders;
WHEREAS, the respective boards of directors of Investar, Investar Bank and Bank of York have approved this Agreement, the Bank Merger Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement and the Bank Merger Agreement; and
WHEREAS, as a condition and inducement to the willingness of Investar and Investar Bank to enter into this Agreement, (i) each member of the board of directors and each executive officer of Bank of York who own shares of the common stock, par value $25 per share, of Bank of York (“Bank of York Common Stock”) has entered into a voting agreement, dated as of the date hereof, pursuant to which he or she agrees to vote the shares of Bank of York Common Stock beneficially owned by such Person for and in favor of this Agreement, the Merger and the transactions contemplated hereby (the “Voting Agreement”), and (ii)  each member of the board of directors of Bank of York has entered into a support and non-competition agreement, dated as of the date hereof (the “Director Support Agreement”).

AGREEMENT
NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties hereto, intending to be legally bound, hereby undertake, promise, covenant and agree with each other as follows.

ARTICLE I
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement, at the Effective Time (as defined in Section 8.2 hereof), Bank of York shall be merged with and into Investar Bank (defined above as the “Merger”), with Investar Bank as the surviving bank (which, as the surviving bank, is hereinafter referred to as “Surviving Bank” whenever reference is made to it at or after the Effective Time), and the separate corporate existence of Bank of York will cease as a result of the Merger.
Section 1.2    Effect of Merger. At the Effective Time, the Merger shall have the effects described in the Bank Merger Agreement and as set forth in the applicable provisions of the National Bank Act and the Alabama Banking Code. The name of the Surviving Bank shall be “Investar Bank, National Association”
Section 1.3    Approvals and Notices. The parties shall use commercially reasonable efforts in the procurement of consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with, as applicable, the Board of Governors of the Federal Reserve System (“Federal Reserve”), the Office of the Comptroller of the Currency (“OCC”), the Alabama State Banking Department (“ASBD”) and the Federal Deposit Insurance Corporation (“FDIC”).
Section 1.4    Tax Consequences. The parties intend for the Merger to be treated for United States federal income tax purposes as a taxable sale of the assets of Bank of York to Investar in exchange for the Merger Consideration plus any liabilities treated as assumed or taken subject to in accordance with applicable tax law.
ARTICLE II
CONSIDERATION AND EXCHANGE PROCEDURES
Section 2.1    Merger Consideration and Conversion of Shares. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the parties or their respective shareholders, all outstanding and issued shares of Bank of York Common Stock shall be converted as follows:
(a)    Each share of Bank of York Common Stock (other than any Dissenting Shares (as defined in Section 2.2)) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the record holder thereof, be canceled and converted into and represent the right to receive $1,500.00 in cash (the “Per Share Consideration”), which is the quotient obtained by dividing $15,000,000 by the 10,000 shares of Bank of York Common Stock which are outstanding as of the date of this Agreement. The aggregate of the Per Share Consideration to be paid by Investar in respect of all shares of Bank of York Common Stock (other than any Dissenting Shares) shall be referred to the “Merger Consideration.”

(b)    All of the shares of Bank of York Common Stock converted into the Per Share Consideration pursuant to Section 2.1(a) and the Dissenting Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate previously representing any such shares of Bank of York Common Stock (each, a “Certificate”) will thereafter represent solely the right to receive the Per Share Consideration or such other amount to which the Dissenting Shares shall be entitled. Certificates previously representing shares of Bank of York Common Stock (other than Dissenting Shares) will be exchanged for the Per Share Consideration upon the surrender of such Certificates in accordance with Section 2.3, without any interest thereon.
(c)    Each share of Bank of York Common Stock, if any, held in the treasury of Bank of York immediately prior to the Effective Time shall be canceled without any conversion and no payment or distribution shall be made with respect thereto.
Section 2.2    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Bank of York Common Stock who strictly complies with the procedural requirements of Section 5-7A-44 of the Alabama Banking Code shall be entitled to receive such payment in respect of his or her shares of Bank of York Common Stock (“Dissenting Shares”) as provided by the Alabama Banking Code; provided, however, that if such holder fails in any respect to strictly comply with the procedural requirements of the Alabama Banking Code, such holder will be entitled only to receive the consideration described in this Article II. Bank of York will give prompt written notice to Investar of any communications received from any shareholder of Bank of York related to the exercise of, or indicating an intent to exercise, dissenting shareholder rights.
Section 2.3    Exchange of Shares.
(a)    At or prior to the Effective Time, Investar shall deposit or cause to be deposited in trust with American Stock Transfer & Trust Company LLC, or such other Person as may be designated by Investar (the “Paying Agent”), an aggregate amount of cash equal to the Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.

(b)    As soon as practicable following the Effective Time, Investar will instruct the Paying Agent to mail to each holder of record of a Certificate which, as of the Effective Time, represented shares of Bank of York Common Stock, a form letter of transmittal which shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and (ii) contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration into which each share of Bank of York Common Stock represented by such Certificate(s) shall have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). Upon surrender to the Paying Agent of a Certificate, together with the Transmittal Materials completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, to which such holder is entitled pursuant to Section 2.1(a), and such Certificate shall forthwith be canceled. No interest shall be paid or accrued with respect to the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.3, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes solely the right to receive the Per Share Consideration in respect of the shares of Bank of York Common Stock represented by such Certificates without any interest thereon.
(c)    The former shareholders of Bank of York will be entitled to receive the Per Share Consideration in respect of their shares only after receipt by Paying Agent of properly completed Transmittal Materials. If the Transmittal Materials contain an error, are incomplete or are not accompanied by all appropriate Certificates, then Paying Agent will notify that shareholder promptly of the need for further information.
(d)    After the Effective Time, the stock transfer ledger of Bank of York shall be closed and there shall be no transfers on the stock transfer books of Bank of York of the shares of Bank of York Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Investar, they shall be promptly presented to the Paying Agent and exchanged as provided in this Section 2.3.
(e)    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Bank of York for six (6) months after the Paying Agent mails the Transmittal Materials pursuant to this Section 2.3 shall be returned to Investar upon demand, and any shareholders of Bank of York who have not previously complied with the exchange procedures in this Article II shall look to Investar only, and not the Paying Agent, for the payment of any Per Share Consideration in respect of such shares.
(f)    None of Investar, Bank of York, the Paying Agent or any other Person shall be liable to any former holder of shares of Bank of York Common Stock for Per Share Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)    In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Investar or the Paying Agent, the posting by such Person of a bond in such amount as Investar or the Paying Agent may direct, as indemnity against any claim that may be made against Investar with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BANK OF YORK
Bank of York hereby makes the following representations and warranties to Investar as of the date of this Agreement and as of the Closing Date.
Section 3.1    Organization.
(a)    Bank of York is an Alabama state banking association, duly organized, validly existing and in good standing under the laws of the State of Alabama. The nature of the business of Bank of York does not require it to be qualified to do business in any jurisdiction other than the State of Alabama.
(b)    Bank of York has the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties, to engage in the business and activities now conducted by it.
(c)    True and complete copies of the Organizational Documents of Bank of York, as amended to date, have been delivered or made available to Investar.
(d)    Bank of York (i) does not have any Subsidiaries or Affiliates (each as defined in Section 12.1), and (ii) has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies, in a fiduciary capacity, or as part of Bank of York’s investment portfolio. Bank of York does not have Knowledge of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of shareholders of Bank of York. The business carried on by Bank of York has not been conducted through any other direct or indirect Subsidiary or Affiliate of Bank of York.
(e)    The deposit accounts of Bank of York are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Bank of York.
Section 3.2    Capitalization.
(a)    The authorized capital stock of Bank of York consists of 30,000 shares of common stock, par value $25.00 per share, of which 10,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Bank of York Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person or in violation of any applicable federal or state laws, and are not subject to any restrictions or limitations prohibiting or restricting transfers except as provided under federal or state securities laws.
(b)    Except for the Voting Agreement, there are no irrevocable proxies with respect to the Bank of York Common Stock, and there are no outstanding or authorized subscriptions, options, warrants, convertible securities, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to securities of Bank of York.
(c)    Bank of York does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or other securities of Bank of York. Except pursuant to the Voting Agreement or as set forth on Schedule 3.2(c), to Bank of York’s Knowledge, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Bank of York Common Stock or other securities of Bank of York.

(d)    Except as set forth in Schedule 3.2(d), Bank of York has not paid any dividends on the Bank of York Common Stock since March 31, 2019. There are no restrictions applicable to the payment of dividends or distributions on the Bank of York Common Stock except pursuant to applicable laws and regulations, and all dividends or distributions declared before the date of this Agreement have been paid.
Section 3.3    Approvals; Authority.
(a)    Bank of York has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved and authorized by the board of directors of Bank of York. The board of directors of Bank of York has unanimously determined, through valid corporate action that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Bank of York and its shareholders, has resolved to recommend to Bank of York’s shareholders the approval of this Agreement and the transactions contemplated hereby, and has directed that the Agreement be submitted to Bank of York’s shareholders for approval and adoption. Except for the approval, in accordance with applicable law and the Organizational Documents of Bank of York, of the shareholders of Bank of York (the “Requisite Shareholder Approval”), and the issuance of a certification relating to the Merger by the OCC, no further actions or corporate proceedings on the part of Bank of York are necessary to execute and deliver this Agreement or the related documents and to consummate the transactions contemplated hereby, including the Merger.
(b)    This Agreement has been duly executed and delivered by Bank of York. Assuming the due authorization, execution and delivery by Investar and Investar Bank, this Agreement is a duly authorized, valid, legally binding agreement of Bank of York enforceable against Bank of York in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and general equitable principles, including principles of commercial reasonableness, good faith and fair dealing (collectively, the “Bankruptcy Exception”).
Section 3.4    Investments. Bank of York has delivered to Investar a true and complete list, as of May 31, 2019, of all securities, including municipal bonds, owned by Bank of York, and all such securities are owned by Bank of York of record, except those held in bearer form, and beneficially, free and clear of all mortgages, liens, pledges and encumbrances. There are no entities in which Bank of York owns five percent (5%) or more of the issued and outstanding voting securities. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in Bank of York’s securities portfolio.

Section 3.5    Financial Statements.
(a)    Bank of York has delivered or made available to Investar true and complete copies of (i) the audited balance sheets of Bank of York as of June 30, 2018, 2017 and 2016, the audited statements of income, cash flows and changes in shareholders’ equity of Bank of York for the years ended June 30, 2018, 2017 and 2016, accompanied by the reports thereon of Bank of York’s independent auditors (the “Financial Statements”). The Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present the consolidated financial condition of Bank of York at the dates thereof and the consolidated results of operations and cash flows (to the extent applicable) for the periods then ended (subject to notes and normal year-end audit adjustments that were not material in amount or effect), and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of Bank of York. The Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(b)    Bank of York has delivered or made available to Investar true and complete copies of the Reports of Condition and Income (“Bank of York Call Reports” and together with the Financial Statements, the “Bank of York Financial Statements) filed by Bank of York with the appropriate regulatory authorities for each of the periods during the three years ended December 31, 2018 and the three months ended March 31, 2019. Each Bank of York Call Report fairly presents, in all material respects, the financial position of Bank of York and the results of its operations at the date and for the period indicated in that Bank of York Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Bank of York Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.
(c)    Bank of York has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Bank of York Employee Plan), that is not reflected in or disclosed in the Bank of York Financial Statements, except those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the Bank of York Financial Statements.
Section 3.6    Loan Portfolio and Allowance for Loan and Lease Losses.

(a)    Bank of York has delivered to Investar a true and complete list, as of May 31, 2019, of all loans of Bank of York showing for each loan thereon the account number and the outstanding principal balance due (the “Loan Schedule”). All loans listed on the Loan Schedule and all currently outstanding loans of Bank of York (each a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited and originated, and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by the Bankruptcy Exception. All Loans structured to be secured have been secured by valid security interests that have been perfected. Bank of York has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. No claim or defense as to the enforcement of any Loan has been asserted, and Bank of York has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense. The credit files of Bank of York contain all material information (excluding general, local or national industry, economic or similar conditions) known to it that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio (including Loans that will be outstanding if Bank of York advances funds it is obligated to advance).
(b)    The allowance for loan and lease losses shown on the Bank of York Financial Statements were, as of the date of such Bank of York Financial Statements, and with respect to any financial statements or Bank of York Call Reports prepared as of any date subsequent to the execution of this Agreement shall be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all material respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of Bank of York and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 3.7    Certain Loans and Related Matters.
(a)    Except as set forth in Schedule 3.7(a), Bank of York is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement under the terms of which the obligor is thirty (30) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Bank of York or, to the Knowledge of Bank of York, any Governmental Body with supervisory jurisdiction over Bank of York, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Bank of York, or any ten percent (10%) or more shareholder of Bank of York, or any Person, controlling, controlled by or under common control with any of the foregoing; (iv) loan agreement, note or borrowing arrangement in material violation of any law or regulation applicable to Bank of York; or (v) loan that is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards Codification (ASC) Subtopic 310-40.
(b)    Bank of York has delivered to Investar a true and complete list (the “Problem Asset List”) as of May 31, 2019 of all the substandard, doubtful, loss, nonperforming, problem loans or other assets of Bank of York on the internal watch list of Bank of York that have been classified internally by management of Bank of York, or that have been classified during any external loan review or regulatory examination. Except as set forth in Schedule 3.7(b), there is no other asset, loan agreement, note or borrowing arrangement which should be included on a Problem Asset List in accordance with Bank of York’s ordinary course of business and consistent with prudent banking principles.
Section 3.8    Real Property Owned or Leased.
(a)    Bank of York has delivered to Investar a true and complete list of all real property owned or leased by Bank of York, including properties that Bank of York has foreclosed on and all other real estate owned, as well as Bank of York’s premises and all improvements and fixtures thereon (the “Bank of York Real Property”). Bank of York has delivered or made available to Investar true and complete copies of all (i) deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the Bank of York Real Property, and (ii) mortgages, deeds of trust and security agreements to which the Bank of York Real Property is subject.
(b)    No lease or deed with respect to any Bank of York Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Bank of York Real Property pertaining to its current primary business purpose. Each such lease is a legal, valid and binding obligation, enforceable in accordance with its terms (except as may be limited by the Bankruptcy Exception), and is in full force and effect. Bank of York has not received any notice of claims of any defaults by Bank of York or the other party thereunder and, to the Knowledge of Bank of York, there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.
(c)    None of the buildings and structures located on any Bank of York Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by any other Person, nor does any building or structure of any other Person encroach upon any Bank of York Real Property. No condemnation proceeding is pending or, to Bank of York’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Bank of York Real Property in the manner in which it is currently being used.
(d)    Bank of York has good and marketable title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Bank of York Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property Taxes not yet due and payable, local improvement district assessments, easements, covenants, restrictions and other matters of record.
(e)     All buildings and other facilities used in the business of Bank of York are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.9    Personal Property. Bank of York has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Bank of York Personalty”), free and clear of all liens, charges or other encumbrances and except (a) as noted in the Bank of York Financial Statements, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings, (c) consensual landlord liens, (d) pledges of assets in the ordinary course of business to secure public fund deposits, (e) those assets and properties disposed of for fair market value in the ordinary course of business since the applicable dates of the Bank of York Financial Statements, and (f) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Bank of York Personalty. Subject to ordinary wear and tear, the Bank of York Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.
Section 3.10    Environmental Laws. Bank of York and any properties or businesses owned or operated by Bank of York are and have been in material compliance with all applicable Environmental Laws (as hereinafter defined) and Occupational H&S Laws (as hereinafter defined) and permits required thereunder. Bank of York has obtained all material permits, licenses and authorizations that are required under all Environmental Laws and Occupational H&S Laws, all such permits are in full force and effect, there exists to the Knowledge of Bank of York no basis for revocation or suspension of the permits, and the permits shall not be affected by the transactions contemplated herein. Bank of York (a) has not received any written notice of any violation of, or alleged violation of, any Environmental Laws or Occupational H&S Laws by Bank of York; (b) has not generated, stored, or disposed of any Hazardous Materials (as hereinafter defined) except in compliance with the Environmental Laws; and (c) is not subject to any written claim or recorded lien asserted against it under any Environmental Laws or Occupational H&S Laws or relating to Hazardous Materials. To the Knowledge of Bank of York, no release (including a release defined at CERCLA, 42 U.S.C. 9601(22)) of Hazardous Materials has occurred at or from any Bank of York Real Property during the term of the ownership, lease or operation thereof by Bank of York for which the Environmental Laws require notice to any third party, further investigation or response action of any kind. To the Knowledge of Bank of York, no asbestos-containing materials are present at any facility owned, leased or operated by Bank of York. No real property currently owned, leased or operated by Bank of York is, or to the Knowledge of Bank of York has been, used as an industrial site or a landfill. To the Knowledge of Bank of York, there are no underground storage tanks used for the storage of Hazardous Materials at any Bank of York Real Property. Bank of York has furnished or shall furnish Investar copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to the Bank of York Real Property. None of the Bank of York Real Property is encumbered by a lien arising or imposed under any Environmental Law. The transactions contemplated by this Agreement shall not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so‑called “transaction‑triggered” or “responsible property transfer” Environmental Laws.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree, or judgment, relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.
“Hazardous Materials,” as used in this Agreement, means (i) any petroleum or petroleum products, natural gas, or natural gas products, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations, (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws and (iii) any other chemical, material, waste or substance which is regulated as hazardous or toxic to human health or the environment by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.
“Occupational H&S Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative order, consent decree or judgment, relating to occupational health or safety, including without limitation the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., but excluding Environmental Laws.
Section 3.11    Proceedings. Except as set forth in Schedule 3.11, there are no Proceedings (as defined Section 12.1(h)) pending or, to Bank of York’s Knowledge, threatened against Bank of York, and Bank of York has no Knowledge of any basis for the same, including, without limitation, any Proceeding that questions or might question the validity of this Agreement or the agreements or transactions contemplated hereby, or any actions taken or to be taken by Bank of York pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Bank of York is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any arbitrator or Governmental Body. Except as set forth on Schedule 3.11, the amounts in controversy in each Proceeding, and the costs and expenses of the defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Schedule 3.11 with respect to each Proceeding and subject to the policy limits disclosed on Schedule 3.11.
Section 3.12    Taxes.
(a)    For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:
“Affiliated Group” means any affiliated group within the meaning of Code § 1504(a).
“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Bank of York, or Investar, as the case may be, or any of their respective Subsidiaries is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.
(b)    Bank of York has filed all Tax Returns that it was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which Bank of York is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Bank of York and any affiliated, consolidated, combined or unitary group of which Bank of York is or was a member (whether or not shown on any Tax Return) have been paid. Bank of York is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by a Governmental Body or other authority in a jurisdiction where Bank of York does not file Tax Returns that Bank of York is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Bank of York that arose in connection with any failure (or alleged failure) of Bank of York to pay any Tax.

(c)    Bank of York has collected or withheld and duly paid to the appropriate Governmental Body all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
(d)    There is no Proceeding, audit or assessment concerning any Tax Liability of Bank of York either (i) claimed or raised by any Governmental Body in writing or (ii) otherwise threatened, as to which any of the directors and officers of Bank of York has Knowledge based upon personal contact with any agent of such Governmental Body. There are no federal, state, local, and foreign income Tax Returns filed with respect to Bank of York for any taxable period that are still open under the applicable statute of limitations which have been audited or that are currently the subject of audit. Bank of York has made available to Investar correct and complete copies of all federal income Tax Returns and statements of deficiencies assessed against or agreed to by Bank of York with respect to all taxable periods that are still open under the applicable statute of limitations.
(e)    Bank of York has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)    Bank of York has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Bank of York has not participated in any listed transaction as defined under Treasury Regulation § 1.6011-4(b). If Bank of York has participated in a listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Tax regulations. Bank of York (i) is not a party to any Tax allocation or sharing agreement, (ii) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has no Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(g)    Bank of York has not been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
(h)    Neither of Bank of York or Investar shall be required to include any item of income in, nor shall Bank of York or Investar be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in Bank of York’s method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by Bank of York; (iii) intercompany transaction or excess loss account of Bank of York described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by Bank of York; (v) prepaid amount received on or prior to the Closing Date by Bank of York; or (vi) election under Section 108(i) of the Code.

(i)    Bank of York did not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(j)    Bank of York is not required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.
(k)    The unpaid Taxes of Bank of York (i) did not, as of December 31, 2018, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Bank of York Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Bank of York in filing its Tax Returns.
(l)    Effective June 1, 2005 (the “Bank of York S Election Date”), Bank of York made a valid election to be taxed, for federal income tax purposes, as a corporation under Subchapter S of the Code (an “S corporation”), and such election at all times since the Bank of York S Election Date remained validly in effect. No actions or omissions have been committed by Bank of York or otherwise to cause Bank of York to cease to so qualify as an S corporation. At no time has Bank of York had, within the meaning of Code Section 1361(b) and the Treasury Regulations thereunder: (i) more than 100 shareholders (taking into account the special rules regarding family members in Code Section 1361(c)(1)); (ii) any shareholder who is a person (other than an estate, a trust described in Code Section 1361(c)(2), or an organization described in Code Section 1361(c)(6)) who is not an individual; (iii) any shareholder that is a nonresident alien; or (iv) more than one class of stock. Bank of York is not a financial institution which uses the reserve method of accounting for bad debts described in Code Section 585. Bank of York has not, in the past five years (i) acquired assets from another corporation in a transaction in which Bank of York’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Bank of York has not ever been, is not currently and will not at any time on or before the Closing Date be liable for any Tax under Sections 1374 or 1375.
(m)    None of the liabilities assumed by Investar Bank pursuant to the Merger is an obligation to make a payment that is not deductible under Section 280G of the Code (or any corresponding provision of state, local or non-US Tax law) or is an obligation to make a payment that, if made or deemed made by Investar Holdings, would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-US Tax law).
(n)    Bank of York has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing Governmental Body).

Section 3.13    Contracts and Commitments. Schedule 3.13 sets forth a true and complete listing, as of June 30, 2019, of all leases, subleases, licenses, contracts and agreements to which Bank of York is a party, and which (a) relate to real property used by Bank of York in its operations, including any Bank of York Real Property (such Bank of York Contracts being referred to herein as the “Bank of York Leases”), (b) involve payments to or by Bank of York in excess of $10,000 per year during the term thereof, (c) involve termination payments by Bank of York in excess of $5,000, (d) contain any right of first refusal or option to purchase in favor of a third party, (e) limit in any material respect the ability of Bank of York or any of its businesses to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees, or the manner in which, or the localities in which, any portion of the businesses of Bank of York are conducted, (f) include any provisions that will be triggered or accelerated as a result of the transactions contemplated by this Agreement, (g) provide for the indemnification by Bank of York of any Person, other than customary indemnification provisions in vendor agreements entered into in the ordinary course (the “Bank of York Contracts”). True and complete copies of all such Bank of York Contracts, and all amendments thereto, have been made available to Investar. The term “Bank of York Contracts” does not include (i) loans made by, (ii) unfunded loan commitments of $50,000 or less made by, (iii) letters of credit of $10,000 or less issued by, (iv) loan participations of, (v) federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) spot foreign exchange transactions of, (viii) bankers acceptances of or (ix) deposit liabilities of, Bank of York. Except as set forth in Schedule 3.13, no participations or Loans have been sold that have buy-back, recourse or guaranty provisions that create contingent or direct liability to Bank of York. All of the Bank of York Contracts are legal, valid and binding obligations of the parties to the Bank of York Contracts enforceable according to their terms, subject to the Bankruptcy Exception. Except as set forth on Schedule 3.13, all rent and other payments by Bank of York under the Bank of York Contracts is current, there are no existing defaults by Bank of York under the Bank of York Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder. Bank of York has a good and marketable leasehold interest in each of the properties subject to the Bank of York Leases, free and clear of all mortgages, pledges, liens, encumbrances and security interests, but subject to all matters of record. No power of attorney or similar authorization given directly or indirectly by Bank of York is current outstanding.

Section 3.14    Insurance Policies. A true and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance, but excluding credit life policies) owned or held by or on behalf of Bank of York is set forth in Schedule 3.14. All of the policies set forth on Schedule 3.14, (a) are presently in full force and effect and all premiums that are due and payable with respect thereto are currently paid, (b) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Bank of York is a party, (c) are adequate for the business conducted by Bank of York in respect of amounts, types and risks insured (other than the risk of terrorist attacks), (d) are valid, outstanding and enforceable policies (except as may be limited by the Bankruptcy Exception), and (e) shall remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or notified or indicated to Bank of York an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Bank of York is not in default under any such policy or bond, and all material claims thereunder have been filed. Bank of York has not been denied or had revoked or rescinded any policy of insurance during the last three (3) fiscal years. There have been no claims under any fidelity bonds of Bank of York within the last three (3) years, and Bank of York has no Knowledge of any facts that would form the basis of a claim under such bonds.
Section 3.15    No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby shall not (a) conflict with or violate any provision of the Organizational Documents of Bank of York or (b) subject to obtaining the Requisite Shareholder Approval and all regulatory approvals and consents and the consents of the third parties set forth in Schedule 3.16, shall not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bank of York or any of its properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bank of York to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Bank of York under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Bank of York is a party, or by which any of its properties or assets may be bound or affected.
Section 3.16    Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Bank of York, the Requisite Shareholder Approval and the consents of the third parties set forth in Schedule 3.16, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person is required of Bank of York in connection with the execution, delivery and performance by Bank of York of this Agreement and the transactions contemplated hereby or the resulting change in control of Bank of York. Bank of York has no Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval, the Merger or any other transaction contemplated by this Agreement.
Section 3.17    Absence of Certain Changes or Events. Except as set forth on Schedule 3.17, since December 31, 2018, Bank of York has conducted its business only in the ordinary and usual course consistent with past business practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and has not:
(a)    Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past business practices;
(b)    Discharged or satisfied any lien, charge or encumbrance or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past business practices;

(c)    Increased the shares of Bank of York Common Stock outstanding or its surplus (as calculated in accordance with GAAP or the Call Report Instructions, as applicable), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;
(d)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;
(e)    Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(f)    Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its property, business or assets, tangible or intangible except (i) as described in Schedule 3.17, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and properties disposed of for fair value since the applicable dates of the Bank of York Financial Statements;
(g)    Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices;
(h)    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Effect with respect to Bank of York;
(i)    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or proprietary right or modified any existing rights with respect thereto;

(j)    Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees, or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit‑sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;
(k)    Made any capital expenditures or capital additions or betterments in excess of an aggregate of $10,000;
(l)    Instituted, had instituted against it, settled or agreed to settle any litigation, action or Proceeding before any court or Governmental Body relating to its property or assets;
(m)    Suffered any change, event or condition that, individually or in the aggregate, has caused or is reasonably likely to result in a Material Adverse Effect with respect to Bank of York;
(n)    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, renewed, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices;
(o)    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, firm or corporation, other than in the ordinary course of business and consistent with past business practices;
(p)    Sold, or Knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with prudent business practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;
(q)    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or regulatory accounting principles (“RAP”);
(r)    Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $25,000 or more;
(s)    Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests (as such term is defined in 12 C.F.R. Part 215) in an aggregate principal amount of $25,000 or more; or

(t)    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.
Section 3.18    Employment Relations. The relations of Bank of York with its employees are satisfactory. Bank of York has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. Bank of York has complied in all material respects with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no Person has asserted to Bank of York that Bank of York is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. Bank of York is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against Bank of York before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Bank of York, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Except as set forth in Schedule 3.18, to the Knowledge of Bank of York, no executive officer or manager of Bank of York or any group of employees of Bank of York has or have any present plans to terminate their employment with Bank of York. To the Knowledge of Bank of York, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, and the continued employment of each such executive officer does not subject Bank of York to any material liability with respect to any of the foregoing matters.

Section 3.19    Employee Benefit Plans.
(a)    Schedule 3.19(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of Bank of York or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by Bank of York or any of its ERISA Affiliates or to which Bank of York or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of Bank of York or any of its ERISA Affiliates or with respect to which Bank of York or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Bank of York Employee Plan”). Schedule 3.19(a) also identifies any Bank of York Employee Plan that is subject to Title IV of ERISA (“Title IV Plan”). “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Bank of York, or that is a member of the same “controlled group” as Bank of York pursuant to Section 4001(a)(14) of ERISA.
(b)    Bank of York has delivered or made available to Investar: (i) true and complete copies of all documents setting forth the terms of each Bank of York Employee Plan, including all amendments thereto and all related trust documents and insurance policies; (ii) the three most recent actuarial reports and annual reports (Form 5500 Series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Bank of York Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each Bank of York Employee Plan; (iv) all current employee handbooks and other policies delivered or made available to Bank of York’s employees and other service providers; and (v) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Bank of York Employee Plan intended to be qualified under Section 401(a) of the Code.

(c)    There is no pending or, to the Knowledge of Bank of York, threatened Proceeding relating to any Bank of York Employee Plan. Except as set forth in Schedule 3.19(c), all Bank of York Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and all Bank of York Employee Plans have been operated in substantial compliance with their terms. There has occurred no “prohibited transaction” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) with respect to Bank of York Employee Plans which is likely to result in the imposition of material penalties or Taxes upon Bank of York under Section 502(i) or 502(l) of ERISA or Section 4971 or 4975 through 4980 of the Code. Neither Bank of York, any ERISA Affiliate, nor any of their current or former directors, officers, employees or any other “fiduciary” within the meaning of ERISA Section 3(21), has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law, or has any material liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the assets of any Bank of York Employee Plan. All contributions, premiums or other payments required by law or by any Bank of York Employee Plan (i) that are due on or before the Closing have been paid or shall be paid prior to the Closing, and (ii) that have accrued on or before the Closing have been or shall be paid or properly accrued at the Closing.
(d)     Bank of York has no obligations for post-retirement or post-employment health or medical benefits under any Bank of York Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws (“COBRA”), the cost of which is borne by the insured individuals. Each Bank of York Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been operated in compliance with COBRA. Each Bank of York Employee Plan can be terminated upon sixty (60) days’ notice or less without payment of any additional compensation or amount (other than administrative costs associated with such termination) or the additional vesting or acceleration of any benefits, except as required by law. Each Bank of York Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and is the subject of a favorable determination or opinion letter from the IRS with respect to its qualified status, and no event or circumstance has occurred or exists that would disqualify any such Bank of York Employee Plan.

(e)    Neither Bank of York nor any ERISA Affiliate has within the last six (6) years had any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA. Neither Bank of York nor any ERISA Affiliate has incurred any unsatisfied liability under Title IV of ERISA, and no condition or set of circumstances exists that presents a risk to Bank of York or any ERISA Affiliate of incurring liability under Title IV of ERISA. No Title IV Plan has been completely or partially terminated and none has been the subject of a “reportable event” within the meaning of Section 4043 of ERISA. No proceeding by the Pension Benefit Investar Corporation to terminate any Title IV Plan has been instituted or threatened. Neither Bank of York nor any ERISA Affiliate has any liability for the termination of any Title IV Plan under ERISA Section 4062. The present value of all benefit liabilities (whether or not vested) as defined in ERISA Section 4001(a)(16) under each Title IV Plan did not exceed as of the most recent Title IV Plan actuarial valuation date, and shall not exceed as of the Closing Date, the then-current value of the assets of such Title IV Plan as determined pursuant to Code Sections 412 or 430, and (i) at the Closing Date, the current value of all accrued benefits under each Title IV Plan shall not exceed the current value of all the assets of such Title IV Plan allocable to such accrued benefits, determined as though each Plan were to terminate on the Closing Date. All premiums have been paid in full to the Pension Benefit Investar Corporation, and neither Bank of York nor any ERISA Affiliate has any liability for any premiums to the Pension Benefit Investar Corporation. Neither Bank of York nor any ERISA Affiliate has any liability for any unfunded benefit liabilities, or any accumulated funding deficiency within the meaning of ERISA Section 302 or Code Section 412 or 430, whether or not waived. Neither Bank of York nor any ERISA Affiliate has any liability (ii) for any lien or any interest payments or any minimum funding contributions under ERISA Section 302 or Section 401(a)(29), 412 or 430 of the Code, as applicable, or (iii) to provide security under ERISA Section 307 or Code Section 401(a)(29).
(f)    Except as set forth on Schedule 3.19(f), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Bank of York Employee Plan, that shall or may result (either alone or in connection with any other circumstance or event) in any material payment (whether severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or a trust with respect to any employee or other Person. No payment made as a result of any of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) shall result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(g)    Except as set forth on Schedule 3.19(g), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of Bank of York or any ERISA Affiliate.

(h)    No Bank of York Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA section 407(d)) and (ii) each Employee Plan may be amended or terminated at any time by Bank of York subject to compliance with the terms of such plan or agreement and all Legal Requirements, without Bank of York making any additional contributions to such Bank of York Employee Plan.
(i)    Schedule 3.19(i) identifies each employee of Bank of York who is (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.
Section 3.20    Deferred Compensation and Salary Continuation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation and salary continuation arrangements of Bank of York, if any, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been, and as of the Calculation Date, shall be, fully accrued for on the Bank of York Financial Statements. Each non-qualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.
Section 3.21    Intellectual Property Rights.
(a)    Schedule 3.21 contains a complete list of all registered trademarks, registered service marks, trademark and service mark applications, Internet domain names, trade names, registered copyrights and other intellectual property presently owned or held by Bank of York or used in a material manner by it in the conduct of its business (the “Intellectual Property”), other than commercially available “shrink wrap” or “click wrap” licenses. Except as further set forth in Schedule 3.21, Bank of York owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except where such violations, misappropriations, infringements or unauthorized use would not be material to Bank of York, (i) there are no rights of third parties to any such Intellectual Property; (ii) there is no infringement, misappropriation or unauthorized use by third parties of any such Intellectual Property; (iii) there is no pending or threatened Proceeding by any Person challenging Bank of York’s rights in or to any such Intellectual Property; (iv) there is no pending or threatened Proceeding by any Person challenging the validity or scope of any such Intellectual Property; and (v) there is no pending or threatened Proceeding by any Person, and Bank of York has not received written notice from any other Person, that Bank of York infringes, misappropriates or otherwise violates any Intellectual Property of any other Person.
(b)    Bank of York has not been charged with engaging, Bank of York is not engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby shall in any way impair the right of Bank of York or the Surviving Bank to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.
Section 3.22    Brokers, Finders and Financial Advisors. Except as set forth on Schedule 3.22, neither Bank of York, nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other fees or commissions in connection with this Agreement and the transactions contemplated hereby.
Section 3.23    Derivative Contracts. Bank of York is not a party to, nor has it agreed to enter into, an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Bank of York Financial Statements which is a financial derivative contract (including various combinations thereof).
Section 3.24    Deposits. Except as set forth on Schedule Section 3.24, no deposit of Bank of York (a) is a “brokered deposit” (as such term is defined in 12 C.F.R. Section 337.6(a)(2)); (b) was acquired through a deposit listing service; or (c) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).
Section 3.25    Regulatory Actions. Bank of York is not now, and has not within the last five (5) years been, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Body that restricts the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has Bank of York been notified by any Governmental Body that it is considering initiating any such item.

Section 3.26    Compliance with Laws and Regulatory Filings.
(a)    Bank of York has complied in all material respects with and is not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Body relating to it, including, without limitation and as applicable, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (“CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to consumer protection, bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all other laws and regulations governing the operations of a federally-insured financial institution (collectively, “Banking Laws”). Bank of York has neither had nor suspected any material incidents of fraud or defalcation involving Bank of York or any of its officers, directors or Affiliates during the last four years. Bank of York has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Bank of York that are designed to properly monitor transaction activity (including wire transfers). Bank of York is designated as a small bank for purposes of the CRA and has a CRA rating of “satisfactory.” Bank of York is “well capitalized” as defined by applicable federal regulations as of the date hereof.
(b)    Bank of York has filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the FDIC, the ASBD or any other Governmental Body having supervisory jurisdiction over Bank of York, and such reports, registrations and statements as finally amended or corrected, are true and complete in all material respects. Except for customary examinations conducted by bank regulatory agencies in the ordinary course of business, no Governmental Body has initiated any Proceeding or, to Bank of York’s Knowledge, investigation into the business or operations of Bank of York. There is no unresolved violation, criticism or exception by any Governmental Body with respect to any report relating to any examinations of Bank of York.
(c)    Neither Bank of York, nor to the Knowledge of Bank of York, any director, officer, employee, agent or other Person acting on behalf of Bank of York has, directly or indirectly, (i) used any funds of Bank of York for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Bank of York, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Bank of York, (v) made any fraudulent entry on the books or records of Bank of York, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Bank of York, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Bank of York, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
Section 3.27    Mortgage Banking Business.
(a)    Bank of York has complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by Bank of York satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between Bank of York and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)    No Agency, Loan Investor or Insurer has (i) notified Bank of York in writing that Bank of York has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by Bank of York to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of Bank of York or (iii) notified Bank of York in writing that it has terminated or intends to terminate its relationship with Bank of York for poor performance, poor loan quality or concern with respect to Bank of York’s compliance with laws.
(c)    For purposes of this Section 3.27: (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other Governmental Body with authority to (A) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by Bank of York or (B) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities; (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by Bank of York or a security backed by or representing an interest in any such mortgage loan; and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by Bank of York, including any Agency and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
Section 3.28    Shareholders’ List. Bank of York has delivered to Investar a list of the holders of shares of Bank of York Common Stock as of a date within five (5) Business Days prior to the date hereof, containing for Bank of York’s shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects true and complete as of such date and shall be updated prior to Closing and provided in such format as may be reasonably requested by the Paying Agent.
Section 3.29    SEC Status; Securities Issuances. Bank of York is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the Securities and Exchange Commission (“SEC”) promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by Bank of York have been registered under the Securities Act of 1933 (the “Securities Act”) and/or the Securities Act of the State of Alabama, and all other applicable laws, or were exempt from any such registration requirements.
Section 3.30    Fiduciary Responsibilities. Bank of York has performed all of it duties as a trustee, custodian, guardian or an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.
Section 3.31    Dissenting Shareholders. Neither Bank of York nor any of its directors or executive officers have any Knowledge of any plan or intention on the part of any shareholder of Bank of York to make written demand for payment of the fair value of such holder’s shares of Bank of York Common Stock in the manner provided in Section 5-7A-44 of the Alabama Banking Code.

Section 3.32    Books and Records.
(a)    The minute books and stock ledgers of Bank of York that have been made available to Investar, its representatives or affiliates constitute all of the minute books and stock ledgers of Bank of York and contain a record of all actions of its shareholders and its board of directors (and any committees thereof) as of the dates set forth therein, and such minute books and stock ledgers are complete and accurate in all material respects. All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and Tax records and all other records that relate to the business and properties of Bank of York that have been requested by Investar have been made available to Investar, its representatives or affiliates.
(b)    Bank of York makes and keeps books, records and accounts and maintains adequate internal controls, which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in, and dispositions of, its material assets and securities and maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers, (ii) all transactions are recorded as necessary (A) to permit the preparation of the Bank of York Financial Statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets and items therein, (iii) control and access to the material properties and assets of Bank of York is permitted only in accordance with general or specific authorization of its board of directors and/or its duly authorized executive officers, and (iv) the recorded accountability for assets and items is compared with the actual levels of existing items and assets at reasonable intervals and appropriate action is taken with respect to any differences.
(c)    None of Bank of York’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Bank of York or its accountants and consultants, except as pursuant to agreements with third party providers for certain of such services as is customary in the banking industry.
Section 3.33    Due Diligence by Bank of York. Bank of York acknowledges that it has had the opportunity to conduct due diligence with respect to Investar and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Investar concerning any matter; (ii) access to information about Investar and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Merger; and (iii) the opportunity to obtain such additional information that Investar possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger.  Bank of York has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Merger.

Section 3.34    Guaranties. Except for items in the process of collection in the ordinary course of Bank of York’s business, none of the obligations or liabilities of Bank of York are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all applicable laws and regulations, has Bank of York guaranteed the obligations or liabilities of any other Person.
Section 3.35    Indemnification. Except as set forth on Schedule 3.35, to the Knowledge of Bank of York, no action or failure to take action by any present or former director, officer, employee or agent of Bank of York has occurred which would give rise to a material claim by any such individual for indemnification from Bank of York.
Section 3.36    Fairness Opinion Prior to the execution of this Agreement, Bank of York has received a written opinion from National Capital, L.L.C., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions, qualifications, assumptions and other matters set forth therein, as of the date hereof, the Per Share Consideration to be received by the shareholders of Bank of York pursuant to this Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.
Section 3.37    Representations Not Misleading. No representation or warranty by Bank of York contained in this Agreement, nor any schedule furnished to Investar by Bank of York under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Body having jurisdiction over Bank of York or its properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Bank of York.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTAR
Investar hereby makes the following representations and warranties to Bank of York as of the date of this Agreement and as of the Closing Date.
Section 4.1    Organization.
(a)    Investar is a corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the BHC Act.
(b)    Investar Bank is national banking association, duly organized, validly existing and in good standing under the laws of the United States.
(c)    Investar and Investar Bank each have the requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them.

(d)    True and complete copies of the Organizational Documents of Investar and Investar Bank, each as amended to date, have been made available to Bank of York.
(e)    The deposit accounts of Investar Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Investar Bank.
Section 4.2    Approvals; Authority.
(a)    Each of Investar and Investar Bank has the requisite corporate power and authority to execute and deliver this Agreement (and any related documents), and subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of each of Investar and Investar Bank. The board of directors of each of Investar and Investar Bank has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective organizations and shareholders.
(b)    This Agreement has been duly executed and delivered by Investar and Investar Bank. Assuming the due authorization, execution and delivery by Bank of York, this Agreement is a duly authorized, valid, legally binding agreement of Investar and Investar Bank enforceable against each entity in accordance with its terms, subject to the Bankruptcy Exception.
Section 4.3    No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby shall not (a) conflict with or violate any provision of the Organizational Documents of Investar or any of its Subsidiaries or (b) subject to obtaining all regulatory approvals and consents and the consents of the third parties set forth in Schedule 4.4, shall not (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Investar or any of its Subsidiaries or any of their respective properties or assets or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Investar or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Investar or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Investar or any of its Subsidiaries is a party, or by which any of their properties or assets may be bound or affected.
Section 4.4    Consents and Approvals. Except for prior approval of the Merger by the Governmental Bodies having jurisdiction over Investar and Investar Bank and the consents of the third parties set forth in Schedule 4.4, no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or Governmental Body is required of Investar or any of its

Subsidiaries in connection with the execution, delivery and performance by Investar of this Agreement and the transactions contemplated hereby.
Section 4.5    Financial Statements.
(a)    Investar has furnished or made available to Bank of York true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, which contains Investar’s audited consolidated balance sheets as of December 31, 2018 and 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2018, 2017 and 2016 (the “Investar Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, as filed with the SEC, which contain Investar’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarter and interim period ended March 31, 2019 (the “Investar Interim Financial Statements”).
(b)    The Investar Annual Financial Statements and Investar Interim Financial Statements were prepared from the books and records of Investar and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of Investar at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the Investar Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP.
Section 4.6    Absence of Certain Changes or Events. Since December 31, 2018, (i) Investar and Investar Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (ii) no Material Adverse Effect with respect to Investar or Investar Bank has occurred.
Section 4.7    Ability to Pay Merger Consideration. Investar will have available to it as of the business day prior to the Closing Date, funds sufficient to establish the Exchange Fund and pay all amounts required of it under this Agreement and to effect the transactions contemplated hereby.
Section 4.8    Representations Not Misleading. No representation or warranty by Investar contained in this Agreement, nor any schedule furnished to Bank of York by Investar under and pursuant to, or in anticipation of this Agreement, contains or shall contain on the Closing Date any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or shall be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Body having jurisdiction over Investar, any of its Subsidiaries or their respective properties of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Investar.

ARTICLE V
COVENANTS OF BANK OF YORK
Bank of York covenants and agrees with Investar as follows:
Section 5.1    Commercially Reasonable Efforts. Bank of York shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 5.2    Regulatory Filings. Bank of York shall use its commercially reasonable efforts to assist and cooperate with Investar and its Subsidiaries in filing all necessary applications and notices with, and obtaining all necessary approvals from, all Governmental Bodies having jurisdiction over the transactions contemplated by this Agreement.
Section 5.3    Information. None of the information relating to Bank of York that is provided by Bank of York for inclusion in (a) any documentation used in connection with the solicitation of proxies by the board of directors of Bank of York (the “Proxy Statement”) for use at a special meeting of Bank of York’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Bank of York Shareholders’ Meeting”), or (b) any filings or approvals under applicable federal or state Banking Laws or regulations or federal or state securities laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Bank of York further agrees that if it becomes aware of any information furnished by it would cause any of the statements in a regulatory filing, the Proxy Statement or a federal or state securities filing to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform Investar and to take appropriate steps to correct the regulatory filing, Proxy Statement or securities filing

Section 5.4    Approval of Shareholders of Bank of York. As soon as practicable following the date of this Agreement, Bank of York, acting through its board of directors, shall take all action in accordance with applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold the Bank of York Shareholders’ Meeting, including printing and mailing the Proxy Statement and related materials to the Bank of York shareholders at Bank of York’s sole cost and expense, for the purpose of (i) considering and voting upon the approval of this Agreement, the Merger and the other transactions contemplated hereby and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. Except to the extent that the board of directors of Bank of York shall have effected a Change in Recommendation pursuant to Section 5.9, the board of directors of Bank of York shall recommend to its shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Bank of York Board Recommendation”), which Bank of York Board Recommendation shall be included in the Proxy Statement, and Bank of York shall use commercially reasonable efforts to obtain the Requisite Shareholder Approval of this Agreement, the Merger and the other transactions contemplated hereby. The board of directors of Bank of York shall not impose a requirement that the holders of more than the Requisite Shareholder Approval approve this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, regardless of whether or not the board of directors of Bank of York shall have effected a Change in Recommendation pursuant to Section 5.9, Bank of York shall be required to hold the Bank of York Shareholders’ Meeting and provide Bank of York shareholders with the opportunity to vote on the proposal to approve this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.5    Activities of Bank of York Pending Closing.
(a)    Unless otherwise permitted in writing by Investar, from the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Bank of York shall:
(i)    conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past banking practice;
(ii)    except as required by prudent business practices, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;
(iii)    promptly give written notice to Investar of (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Body having jurisdiction over Bank of York; (C) the institution or threat of any Proceeding against Bank of York; or (D) any event or condition that would reasonably be expected to cause any of the representations or warranties of Bank of York contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Bank of York;

(iv)    extend credit only in accordance with existing policies and promptly classify and charge off all loans and make appropriate adjustments to the allowance for loan and lease losses in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;
(v)    maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;
(vi)    perform all of its obligations under all contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as Bank of York may in good faith reasonably dispute;
(vii)    account for all transactions and prepare all financial statements of Bank of York in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);
(viii)    timely file, subject to extension, all reports required to be filed with Governmental Bodies and observe and conform, in all material respects, to all applicable laws, except those being contested in good faith by appropriate proceedings; and
(ix)    provide to Investar (A) a monthly loan report of Bank of York that includes, without limitation, a report of all new, renewed, extended, modified and paid off loans, as well as monthly past due information, and (B) a monthly deposit report of Bank of York.
(b)    Between the date of this Agreement and Closing, Bank of York shall not, without the prior written consent of Investar, which consent shall not be unreasonably withheld:
(i)    take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude Bank of York from making such representations and warranties at the time of the Closing;
(ii)    adjust, split, combine or reclassify any of the Bank of York Common Stock or other capital stock of Bank of York;
(iii)    issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock;
(iv)    grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v)    (A) make or commit to make a loan in excess of $1,000,000, or renew, extend the maturity of, or alter any of the material terms of any loan set forth on Schedule 5.5(b)(v) except in accordance with Bank of York’s existing policies and practices (B) renew, extend the maturity of, or alter any of the material terms of any loan which has been classified as, or, in the exercise of reasonable diligence by Bank of York or any Governmental Body with supervisory jurisdiction over Bank of York, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons, in excess of $250,000; or (C) make or commit to make a loan to any borrower with an outstanding loan agreement, note or borrowing arrangement with Bank of York which has been classified as or, in the exercise of reasonable diligence by Bank of York or any Governmental Body with supervisory jurisdiction over Bank of York, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned,” “watch,” “pass/watch” or any comparable classifications by such Persons;
(vi)    open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any assets or deposit liabilities;
(vii)    enter into, amend or terminate any Bank of York Contracts, or any other material agreement, merge into or consolidate with any Person or entity, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and except for termination of the Bank of York Contracts set forth on Schedule 5.10 or as otherwise provided herein;
(viii)    grant any retention, severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any of its officers, directors, employees or agents, either individually or as part of a class of similarly situated persons;
(ix)    make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay or any perquisite such as automobile allowance, club membership or dues or other similar benefits, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than periodic increases in compensation consistent with past practices, and bonuses, commissions and incentives consistent with past practices to employees and officers;
(x)    hire or employ any Person as a replacement for an existing position with an annual salary equal to or greater than $50,000.00 or hire or employ any Person for any newly created position;
(xi)    other than a special dividend of $1,015,000 that Bank of York shall declare and pay in the fourth quarter of 2019, declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property, or directly or indirectly purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(xii)    make any change in accounting methods, principles and practices, except as may be required by GAAP, RAP or any Governmental Body;
(xiii)    sell, transfer, convey, mortgage, encumber or otherwise dispose of any material properties or assets or interest therein;
(xiv)    foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Investar of a Phase I environmental review thereof;
(xv)    increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Bank of York’s past banking practices;
(xvi)    reduce the amount of its allowance for loan and lease losses, except through charge-offs (and subject to the obligations under Section 5.5(a)(iv) and Section 5.16);
(xvii)    establish any new Subsidiary or Affiliate or enter into any new line of business, or acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);
(xviii)    discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;
(xix)    materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan and lease losses or (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any Governmental Body;
(xx)    amend or change any provision of its Organizational Documents;
(xxi)    make any capital expenditure in excess of $10,000, except pursuant to commitments made prior to the date of this Agreement;
(xxii)    excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;
(xxiii)    prepay any indebtedness or other similar arrangements resulting in any prepayment penalty thereunder;
(xxiv)    settle any lawsuit or Proceeding involving payment by it of money damages or imposing any material restriction on its operations;

(xxv)    purchase or otherwise acquire any investment securities, other than obligations of the U.S. Department of the Treasury with a maturity of one (1) year or less;
(xxvi)    restructure or materially change its investment securities portfolio or its interest rate risk position from that as of June 30, 2019, through sales or otherwise, or the manner in which the portfolio is classified or reported;
(xxvii)    issue a replacement of any certificate representing its securities except upon (A) written notice to Investar, (B) presentation of a properly executed lost certificate affidavit in form reasonably satisfactory to Investar and (C) if required by Investar, the delivery of an indemnity or surety bond in the amount of the consideration payable with respect to shares of Bank of York Common Stock represented therein;
(xxviii)    take or fail to take any action which would adversely affect or delay the ability of Bank of York or Investar to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement; or
(xxix)    agree to do any of the foregoing.
Section 5.6    Access to Properties and Records.
(a)    To the extent permitted by applicable law, Bank of York shall, upon reasonable notice from Investar to Bank of York, afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Investar full access to the properties, books and records of Bank of York during normal business hours in order that Investar may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Bank of York, including access sufficient to verify (i) verifying the representations and warranties of Bank of York under this Agreement, and compliance with its covenants and obligations hereunder, (ii) the value of the assets and the liabilities of Bank of York, and (iii) the satisfaction of the conditions precedent to Investar’s obligations described in Article IX; provided, however, that Investar shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Bank of York. Bank of York agrees at any time, and from time to time, to furnish Investar with such additional financial and operating data and other information as to the business and properties of Bank of York as Investar shall, from time to time, reasonably request.
(b)    As soon as practicable after they become available, Bank of York shall deliver or make available to Investar its audited financial statements for the fiscal year ended June 30, 2019, all unaudited monthly financial statements prepared for the internal use of management of Bank of York and all Bank of York Call Reports filed with the appropriate Governmental Body after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods.
Section 5.7    Information for Regulatory Applications . Bank of York shall promptly, but not later than five (5) Business Days after receipt of a written request by Investar, furnish Investar with all information, data and documents concerning Bank of York required for inclusion in (a) any application, filing, statement or document to be made or filed by Investar with any Governmental Body in connection with the transactions contemplated by this Agreement during the pendency of this Agreement or (b)  any other filings with federal or state securities authorities.
Section 5.8    No Solicitation.

(a)    Subject to the provisions of this Section 5.8, Bank of York will not, and will use commercially reasonable efforts to cause its officers, directors, employees, Affiliates, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate or solicit or Knowingly encourage or facilitate any inquiries or proposals with respect to, or the making of, any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, (ii) engage, enter into, continue or otherwise participate in negotiations or discussions with, or provide any information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal or requiring Bank of York to abandon, terminate or breach its obligations hereunder or fail to consummate the Merger (a “Bank of York Acquisition Agreement”) (other than a confidentiality agreement contemplated by Section 5.8(b)) (provided, however, that the foregoing shall not prohibit Bank of York or its Representatives from informing any Person of the restrictions of this Section 5.8 or from contacting any Person who has made an Acquisition Proposal or inquiry or proposal relating thereto solely for the purpose of seeking clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 5.8). Bank of York shall, and shall cause each of its Representatives to, (i) immediately cease any solicitations, discussions or negotiations with any Person (other than Investar or its Affiliates) conducted before the date of this Agreement with respect to any Acquisition Proposal and promptly request return or destruction of confidential information related thereto, (ii) except to the extent the Bank of York board of directors determines in good faith (after consultation with its legal counsel) that such action is consistent with the Bank of York board of directors’ fiduciary duties under applicable law, not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or any of its Representatives is a party and (iii) use its commercially reasonable efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(b)    Notwithstanding anything to the contrary in Section 5.8(a), at any time prior to obtaining the Requisite Shareholder Approval, in the event Bank of York receives an unsolicited, bona fide Acquisition Proposal in writing from a third party (which has not been withdrawn), Bank of York may engage in discussions and negotiations (including exchanging draft agreements) with, furnish or cause to be furnished any information and data to, and afford access to its personnel, properties, books and records, to the Person making such Acquisition Proposal and its Representatives if (i) the Bank of York board of directors has determined in good faith (after consultation with its legal counsel and financial advisor) that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal, and (ii) the Bank of York board of directors determines in good faith, (after consultation with its legal counsel) that the failure to take such action would be more likely than not to result in a violation of the Bank of York board of directors’ fiduciary duties under applicable law; provided, however, that, prior to providing any nonpublic information to such Person or participating in discussions or negotiations with such Person, Bank of York shall have entered into a confidentiality agreement (which confidentiality agreement shall not constitute a Bank of York Acquisition Agreement and a copy of which confidentiality agreement shall be promptly provided for informational purposes only to Investar) with such Person on terms that are no more favorable to such Person than the confidentiality provisions of Article VII and that any nonpublic information concerning Bank of York provided to such Person, to the extent not previously provided to Investar, is promptly provided to Investar. In addition, nothing herein shall restrict Bank of York from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable law.
(c)    Bank of York will notify Investar promptly (and in any event within 48 hours) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to Bank of York or for access to the personnel, properties, books or records of Bank of York by any Person that has made, or to the Knowledge of Bank of York, may be considering making, an Acquisition Proposal, which notice shall include the material terms of and identity of the Person(s) making such Acquisition Proposal. Bank of York will (subject to the fiduciary duties of the Bank of York board of directors) keep Investar reasonably informed of the status and material terms and conditions of any such Acquisition Proposal and of any material amendments thereto.
(d)    Except as provided in Section 5.9, the Bank of York board of directors shall not fail to make at any time required by this Agreement, withdraw, amend, modify or materially qualify, in a manner adverse to Investar, the Bank of York Board Recommendation, or adopt, approve or publicly recommend an Acquisition Proposal, or make any public statement inconsistent with the Bank of York Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Change in Recommendation”).
Section 5.9    Receipt of Superior Proposal.

(a)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Approval, and only following compliance with Section 5.8 and this Section 5.9, the Bank of York board of directors may, if it determines in good faith (after consultation with its legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (i) make a Change in Recommendation in response to an unsolicited, bona fide Acquisition Proposal in writing from a third party made after the date hereof (which has not been withdrawn) which the board of directors of Bank of York determines in good faith (after consultation with its legal counsel and its financial advisors) constitutes a Superior Proposal, or (ii) terminate this Agreement pursuant to Section 11.1(i) and promptly thereafter enter into a Bank of York Acquisition Agreement with respect to a Superior Proposal (a “Superior Proposal Termination”).
(b)    Prior to effecting any Change in Recommendation or a Superior Proposal Termination, (i) Bank of York shall notify Investar in writing of its intention to take such action at least ten (10) Business Days prior to taking such action (the “Notice Period”), specifying the Superior Proposal, identifying the Person(s) making such Superior Proposal and providing Investar an unredacted copy of any proposed agreements with the Person making such Superior Proposal; (ii) during the applicable Notice Period, Bank of York shall have, and shall cause its financial and legal advisors and Representatives to have, negotiated in good faith with Investar (if Investar so desires) to make adjustments in the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal; (iii) following the Notice Period, the Bank of York board of directors shall determine in good faith (after consultation with its legal counsel) that the failure to make a Change in Recommendation in accordance with Section 5.9(a) or effect a Superior Proposal Termination, as the case may be, would be inconsistent with the Bank of York board of director’s fiduciary duties under applicable law; (iv) following the Notice Period, the Bank of York board of directors shall determine (after consultation with its legal counsel and financial advisors) and after considering any adjustments proposed in writing by Investar, that such Superior Proposal has not been withdrawn and continues to constitute a Superior Proposal; and (v) Bank of York shall not be in material breach of Section 5.8 or Section 5.9. In the event any such Superior Proposal ceases to constitute a Superior Proposal and is thereafter materially amended or modified, as the case may be, Bank of York shall give a new notice to Investar in accordance with this Section (except that the Notice Period shall be five (5) Business Days instead of ten (10) Business Days).
Section 5.10    Termination of Bank of York Contracts. After obtaining the Requisite Shareholder Approval, if requested by Investar, Bank of York shall take all appropriate action, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that all contracts listed on Schedule 5.10 shall, if the Merger occurs, be terminated on or after the consummation of the Merger (as indicated on Schedule 5.10) on a date to be mutually agreed upon by Investar and Bank of York. Such notice and actions by Bank of York shall be in accordance with the terms of such contracts.
Section 5.11    Reserved.
Section 5.12    Nature of Deposits. On the Closing Date, the deposits of Bank of York shall be of substantially the same volume, character, mix, type, and makeup as such deposits were as of May 31, 2019. Such deposits shall include no additional “brokered deposits” (as such term is defined in 12 C.F.R. § 337.6(a)(2)), except for such additional brokered deposits agreed to by Investar and any extensions and renewals thereof.
Section 5.13    Continuing D&O Coverage. Bank of York shall obtain, and prior to the Calculation Date will fully pay for, past acts and extended reporting period “tail” insurance coverage with a claims period of six years from and after the Effective Time with respect to Bank of York’s (i) current directors’ and officers’ insurance policy (or comparable coverage) for each of its directors and officers currently covered under comparable policies held by Bank of York, (ii) employment practices liability insurance policy, (iii) current financial institutions bond (or comparable coverage) and (iv) bankers professional liability, errors and omissions and fiduciary liability insurance policies (“Tail Coverage”). In each case, the Tail Coverage will contain coverage, amounts, terms and conditions, no less advantageous to Bank of York and its directors, officers and employees, as applicable, than the coverage in place as of the date of this Agreement.
Section 5.14    Minutes from Directors’ and Committee Meetings. Bank of York shall provide Investar with copies of the minutes of all regular and special meetings of the board of directors of Bank of York and minutes of all regular and special meetings of any board or senior management committee of Bank of York held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or that, upon the advice of legal counsel, are otherwise privileged). Bank of York shall provide copies of those minutes to Investar as soon as available, but in any event within ten (10) Business Days after the date of that meeting.
Section 5.15    Disclosure Schedules. No less than two (2) days, but no more than five (5) days, prior to the Closing Date, Bank of York shall provide Investar with supplemental disclosure schedules, as of a date no earlier than five (5) days prior to the Closing Date, reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of any supplemental disclosure schedules shall not cure a breach or modify any representation or warranty of this Agreement.

Section 5.16    Allowance for Loan and Lease Losses. Bank of York shall maintain its allowance for loan and lease losses in accordance with GAAP and RAP in a manner consistent with its existing methodology and in compliance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Bank of York.
Section 5.17    Notification. Bank of York shall give prompt notice to Investar, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a disclosure schedule, as applicable, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
Section 5.18    Execution of Releases. At Closing, Bank of York agrees to deliver to Investar a Release, the form of which is attached hereto Exhibit B (a “Release”), executed by each of the directors and executive officers of Bank of York, as of the Closing Date.
Section 5.19    Employee Benefit Plans. To the extent requested by Investar, Bank of York shall execute and deliver such instruments and take such other actions as Investar may reasonably require in order to cause the amendment or termination of any Bank of York Employee Plans on terms satisfactory to Investar and in accordance with applicable law and effective no later than the Closing Date. All resolutions, notices, or other documents issued, adopted or executed in connection with any such amendment or termination shall be subject to Investar’s reasonable prior review and approval, which shall not be unreasonably withheld.
Section 5.20    Conforming Accounting Adjustments. Bank of York shall, if requested by Investar, consistent with GAAP, immediately prior to Closing, make such accounting entries as Investar may reasonably request in order to conform the accounting records of Bank of York to the accounting policies and practices of Investar; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement, (b) be an acknowledgment by Bank of York (i) of any adverse circumstances for purposes of determining whether the conditions to Investar’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Investar’s obligations under this Agreement set forth in Section 9.3 hereof. No adjustment required by Investar under this Section 5.20 shall require any prior filing with any Governmental Body or violate any law, rule or regulation applicable to Bank of York.
ARTICLE VI
COVENANTS OF INVESTAR
Investar covenants and agrees with Bank of York as follows:

Section 6.1    Commercially Reasonable Efforts. Each of Investar and Investar Bank shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.
Section 6.2    Regulatory Filings. Investar will use its commercially reasonable efforts to, within forty-five (45) days following the date of this Agreement, prepare and file, with the cooperation of Bank of York, all necessary applications with and provide all necessary notices to, as applicable, the OCC, the ASBD, the FDIC and any other appropriate Governmental Bodies having jurisdiction over Investar or Investar Bank with respect to the transactions contemplated by this Agreement. Investar shall pay all requisite filing fees and other expenses associated with such applications and notices to such appropriate Governmental Bodies. Investar shall promptly furnish Bank of York and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. Investar shall use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties, including those listed on Schedule 4.4, at the earliest practicable time.
Section 6.3    Activities of Investar Pending Closing. Between the date of this Agreement and the Closing, Investar shall not, and shall cause each its Subsidiaries not to,
(a)    take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to perform its covenants and agreements under this Agreement;
(b)    take or fail to take any action that would cause, or would reasonably be expected to cause, the representations and warranties made in Article IV to be inaccurate at the time of the Closing or preclude Investar from making such representations and warranties at the time of the Closing; or
(c)    take or fail to take any action that would, or would reasonably be expected to, adversely affect or materially impact Investar’s ability to consummate the Merger.
Section 6.4    Information. None of the information relating to Investar that is provided by Investar for inclusion in the Proxy Statement or for inclusion in any filings or approvals under applicable federal or state banking laws or regulations or federal or state securities laws shall, to the Knowledge of Investar, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.5    Indemnification.
(a)    For a six (6) year period after the Effective Time, and subject to the limitations contained in applicable laws and regulations, and to any limitations contained in the Organizational Documents of Bank of York, Investar shall indemnify and hold harmless each present director and officer of Bank of York, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting solely in his or her capacity as a director or officer of Bank of York to the fullest extent that the Indemnified Party would have been entitled under the Organizational Documents of Bank of York in effect on the date hereof, as permitted by applicable law; provided, however, that Investar’s obligation to indemnify any Indemnified Party under this Section 6.5 shall be limited to the coverage provided under and the amounts covered by the Tail Coverage contemplated by Section 5.13; provided, further, that, notwithstanding anything to the contrary set forth in the Organizational Documents of Bank of York, Investar shall have no obligation to advance any expenses incurred or to be incurred by any Indemnified Party in (i) any claim, action, suit, proceeding or investigation brought by any Indemnified Party against Bank of York (or its successor) in advance of the final disposition thereof, or (ii) any claim, action, suit, proceeding or investigation brought by Bank of York (or its successor) against any Indemnified Party in advance of the final disposition thereof.
(b)    Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Investar, but the failure to so notify shall not relieve Investar of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Investar. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Investar shall have the right to assume the defense thereof and Investar shall not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Investar elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between Investar and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Investar, and Investar shall pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party shall cooperate in the defense of any such matter, (iii) Investar shall not be liable for any settlement effected without its prior written consent, and (iv) Investar shall have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.
Section 6.6    Access. For the limited purpose of Bank of York verifying the representations and warranties of Investar and Investar Bank under this Agreement, and compliance with its covenants and obligations hereunder, Investar shall make available such documents as are reasonably requested by Bank of York; provided however that Investar shall be permitted to keep confidential any information that Investar reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Bank of York. Bank of York will use commercially reasonable efforts to minimize interference with the regular business operations of Investar and Investar Bank with any request for Investar to make available documents under this Section.

Section 6.7    Disclosure Schedules. No less than two (2) days, but no more than five (5) days, prior to the Closing Date, Investar shall provide Bank of York with supplemental disclosure schedules, as of a date no earlier than five (5) days prior to the Closing Date, reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of any supplemental disclosure schedules shall not cure a breach or modify any representation or warranty of this Agreement.
Section 6.8    Employee Benefit Plans.
(a)    Investar agrees that the employees of Bank of York who continue their employment after the Effective Time (the “Bank of York Employees”) will be entitled, subject to Section 6.8(a), to either (i) continue participation in any continuing Bank of York Employee Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of Investar and Investar Bank, in accordance with the respective terms of such plans and programs, and Investar will take all actions reasonably necessary or appropriate to facilitate coverage of the Bank of York Employees in such plans and programs from and after the Effective Time. To the extent that Investar desires to maintain the effectiveness of any Bank of York Employee Plan, Bank of York will execute and deliver such instruments and take such other actions as Investar may reasonably require in furtherance of the transfer of such Bank of York Employee Plan to Investar on terms satisfactory to Investar and in accordance with all applicable laws and regulations.
(b)    Each Bank of York Employee will be entitled to credit for prior service with Bank of York for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for Bank of York Employees who are terminated within six months following the Effective Time, which severance is addressed in Section 6.8(c)) sponsored by Investar or Investar Bank (each, an “Investar Employee Plan”) to the extent permitted by such Investar Employee Plan and applicable laws and regulations. To the extent permitted by such Investar Employee Plan and applicable laws and regulations, any eligibility waiting period and pre-existing condition exclusion applicable to such Investar Employee Plan will be waived with respect to each Bank of York Employee and his or her eligible dependents. To the extent permitted by applicable laws, regulations and the applicable Investar Employee Plan, Investar will credit each Bank of York Employee and his or her eligible dependents for the year during which coverage under Investar’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such Bank of York Employee during such year under the Bank of York’s group health plan.
(c)    Any Bank of York Employee as of the date of this Agreement who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated by Investar Bank (other than for cause) within six (6) months following the Effective Time, will receive a lump sum severance payment from Investar Bank in an amount equal to two weeks compensation at such employee’s base rate of compensation, multiplied by the number of whole years of service by such employee with Bank of York as of the Effective Time (with a minimum of four (4) weeks of base salary and subject to a maximum of up to twenty-six (26) weeks of base salary), subject to the execution, return and non-revocation of a release of claims against Investar and its Affiliates in a form provided by Investar. For purposes of this Section, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of Investar and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against Investar or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with Investar Bank.
Section 6.9    Notification. Investar shall give prompt notice to Bank of York of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a disclosure schedule, as applicable, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
ARTICLE VII
CONFIDENTIAL INFORMATION
Section 7.1    Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this Article VII, the term “Recipient” means the party receiving the Subject Information (as defined in Section 7.2) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (a) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (b) any Person controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term “Representative” as used herein, includes all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing.
Section 7.2    Definition of “Subject Information”. For purposes of this Article VII, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” does not include information that (a) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, (b) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (c) becomes available to the Recipient on a non‑confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 7.3    Confidentiality. Each Recipient hereby agrees that the Subject Information shall be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and the other agreements contemplated hereby and that the Subject Information shall be kept confidential by the Recipient and the Recipient’s Representatives; provided, however, that (a) any of such Subject Information may be disclosed to the Recipient’s Representatives (including, but not limited to, the Recipient’s accountants and attorneys) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); (b) any of such Subject Information may be disclosed to the extent it is required to be included in any regulatory application filed by the Recipient in connection with the Merger; (c) any of such Subject Information may be disclosed to the extent it is required to be included in the S-4 Registration Statement; and (d) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing before any such disclosure by Recipient.
Section 7.4    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient shall advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any Person who has received material, non‑public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
Section 7.5    Return of Subject Information. In the event of termination of this Agreement for any reason, the Recipient at the request of the Disclosing Party shall promptly destroy or return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency; provided, that Recipient shall only be required to make commercially reasonable efforts to return or destroy any Subject Information stored electronically, and neither Recipient nor Recipient’s Representatives shall be required to destroy or return any Subject Information created pursuant to its or its Representatives’ electronic backup and archival procedures. In making any such filing, the Recipient shall request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.
Section 7.6    Specific Performance/Injunctive Relief. Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of this Article VII by it shall give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance or injunctive relief against the breach or threatened breach of this Article VII by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies are not the exclusive remedies for a breach of this Article VII, but are in addition to all other remedies available at law or in equity to the Disclosing Party.

Section 7.7    Required Disclosure. If the Recipient is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigation demand, or other legal or judicial process) by applicable law to disclose any of the Subject Information, the Recipient shall provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy, and the Recipient shall cooperate in that effort. If such protective order or other remedy is not obtained, the Recipient shall furnish only that portion of the Subject Information which the Recipient is advised by legal opinion of the Recipient’s counsel is legally required and shall exercise its commercially reasonable efforts to obtain reasonable assurance that confidential treatment shall be accorded the Subject Information.
ARTICLE VIII
CLOSING
Section 8.1    Closing. On a date mutually agreeable to Bank of York, Investar and Investar Bank, which is within fifteen (15) days after receipt of all necessary regulatory, corporate, shareholder, and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties, a meeting (the “Closing”) shall take place. At the Closing, the parties to this Agreement shall exchange certificates and the other documents provided for under this Agreement in order to effect the Merger and the other transactions contemplated hereby and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the Merger and the other transactions contemplated by this Agreement. The Closing shall take place at such time place as the parties may agree, or may be conducted remotely by delivery of the applicable documents, instruments, certifications and other deliveries contemplated by this Agreement, including, without limitation, by electronic mail transmission exchange of executed documents or signature pages in “.pdf” format.
Section 8.2    Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of Bank of York and all approvals of any Governmental Body whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certification of the Merger to be issued by the OCC (“Effective Time”).
Section 8.3    Actions to be Taken at the Closing by Bank of York. At the Closing, Bank of York shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to Investar such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to Investar’s obligations to close hereunder):
(a)    True, correct and complete copies of the Certificate of Incorporation of Bank of York, and all amendments thereto, duly certified as of a recent date by the Alabama Secretary of State, and/or the Judge of Probate for Sumter County, State of Alabama, as applicable;

(b)    A certificate of existence, dated as of a recent date, issued by the Alabama Secretary of State;
(c)    A certificate (or applicable screen print) of account status or compliance, dated as of a recent date, issued by the Alabama Department of Revenue, duly certifying as to the compliance and good standing of Bank of York under the laws of the State of Alabama;
(d)    A certificate, dated as of a recent date, issued by the FDIC, duly certifying that the deposits of Bank of York are insured by the FDIC under the Federal Deposit Insurance Act;
(e)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Bank of York, pursuant to which such officer shall certify: (i) the due adoption by the board of directors of Bank of York of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption and approval by the shareholders of Bank of York of this Agreement and the Merger; (c) the incumbency and true signatures of those officers of Bank of York duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; (d) that the copy of the Bylaws of Bank of York attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy; and (e) a true and correct copy of the list of the shareholders of Bank of York as of the Closing Date;
(f)    A certificate, dated as of the Closing Date, executed by an executive officer of Bank of York pursuant to which Bank of York shall certify that Bank of York has satisfied the conditions set forth in Section 9.1, Section 9.2, Section 9.3 and Section 9.4 of this Agreement;
(g)    All consents and approvals required to be obtained by Bank of York from third parties to complete the transactions contemplated by this Agreement, as specified on Schedule 3.16; and
(h)    All other documents required to be delivered to Investar by Bank of York under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Investar or its counsel.
Section 8.4    Actions to be Taken at the Closing by Investar and Investar Bank. At the Closing, Investar and Investar Bank shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate), and deliver to, or cause to be delivered to, Bank of York such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the items set forth below (all of such actions constituting conditions precedent to Bank of York’s obligations to close hereunder):

(a)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar pursuant to which such officer shall certify: (a) the due adoption by the board of directors of Investar of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the incumbency and true signatures of those officers of Investar duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby; and (c) that the copy of the Bylaws of Investar attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;
(b)    A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of Investar Bank pursuant to which such officer shall certify: (a) the due adoption by the board of directors of Investar Bank of corporate resolutions attached to such certificate authorizing the Merger, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (b) the due adoption and approval by the sole shareholder of Investar Bank of this Agreement and the Merger; and (c) the incumbency and true signatures of those officers of Investar Bank duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby;
(c)    A certificate, dated as of the Closing Date, executed by a duly authorized officer of Investar, pursuant to which Investar shall certify that Investar has satisfied the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 of the Agreement;
(d)    All consents and approvals required to be obtained by Investar from third parties to complete the transactions contemplated by this Agreement, as specified on Schedule 4.4; and
(e)    All other documents required to be delivered to Bank of York by Investar under this Agreement, and all other documents, certificates and instruments as are reasonably requested by Bank of York or its counsel.
ARTICLE IX
CONDITIONS TO OBLIGATIONS OF INVESTAR
The obligations of Investar under this Agreement to consummate the Merger are subject to the satisfaction, at or prior to the Closing Date of the following conditions, which may be waived by Investar in its sole discretion, to the extent permitted by applicable law:

Section 9.1    Compliance with Representations and Warranties. The representations and warranties made by Bank of York in this Agreement or in any document or schedule delivered to Investar in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).
Section 9.2    Performance of Obligations. Bank of York shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.
Section 9.3    Absence of Material Adverse Effect. From the date hereof to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Bank of York, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to Bank of York.
Section 9.4    Dissenters’ Rights. Shareholders of Bank of York representing no more than ten percent (10%) of the issued and outstanding Bank of York Common Stock will have demanded and be entitled to exercise dissenting shareholder rights under the Alabama Banking Code.
Section 9.5    Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any Bank of York Contracts or any material contract, agreement or instrument to which Bank of York is a party or by which any of its respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such Bank of York Contracts, material contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Bank of York shall have been obtained, and Bank of York shall have received evidence thereof in form and substance satisfactory to it.
Section 9.6    Government Approvals. Investar shall have received the necessary regulatory approvals from the Governmental Bodies, which approvals shall not impose any Burdensome Condition (as defined below), and any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding.
Section 9.7    No Injunction. No action shall have been taken, and no statute, rule, regulation, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any government or Governmental Body or by any court that would make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable.
Section 9.8    Certain Agreements.
(a)    Each of the Director Support Agreements shall remain in full force and effect and shall have been complied with in all material respects.

(b)    Investar shall have received from each director and executive officer of Bank of York a Release, dated as of the Closing Date, in the form attached as Exhibit B.
Section 9.9    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Bank of York as and to the extent required by the Alabama Banking Code and the Organizational Documents of Bank of York.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF BANK OF YORK
The obligation of Bank of York under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Bank of York in its sole discretion, to the extent permitted by applicable law:
Section 10.1    Compliance with Representations and Warranties. The representations and warranties made by Investar and Investar Bank in this Agreement or in any document or schedule delivered to Bank of York in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties must have been true as of such earlier date).
Section 10.2    Performance of Obligations. Investar and Investar Bank shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.
Section 10.3    Absence of Material Adverse Effect. Prior to the Closing Date, there shall not have occurred any Material Adverse Effect with respect to Investar or Investar Bank, nor shall any event have occurred which, with the lapse of time, is reasonably likely to cause or create any Material Adverse Effect with respect to either Investar or Investar Bank.
Section 10.4    Government Approvals. Investar shall have received the necessary regulatory approvals from the Governmental Bodies and any statutory or regulatory waiting period necessary to effect the Merger and the transactions contemplated hereby shall have expired. Such approvals and the transactions contemplated hereby shall not have been contested by any Governmental Body or any third party (except shareholders asserting dissenters’ rights) by formal proceeding.

Section 10.5    No Injunction. No action shall have been taken, and no statute, rule, regulation, order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any government or Governmental Body or by any court that would make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable.
Section 10.6    Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Bank of York as and to the extent required by the Alabama Banking Code and the Organizational Documents of Bank of York.
ARTICLE XI
TERMINATION
Section 11.1    Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of Bank of York, before or at the Closing, as follows and in no other manner:
(a)    By the mutual consent of Investar and Bank of York and the approval of such action by their respective boards of directors.
(b)    By either Investar or Bank of York if:
(i)    any court of competent jurisdiction in the United States or other Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;
(ii)    the conditions precedent to such parties’ obligations to close specified in Article IX and Article X, respectively, have not been met or waived by March 31, 2020 (“End Date”); provided, however, that (1) the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein and (2) the failure of the terminating party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the principal cause of, or materially contributed to, the failure of the Merger to be consummated by the End Date;
(iii)    any of the transactions contemplated by this Agreement are disapproved by any Governmental Body or other Person whose approval is required to consummate any of such transactions, or any application requiring approval by a Governmental Body has been withdrawn at the request of such Governmental Body; or
(iv)    if the approval by the shareholders of Bank of York contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the Requisite Shareholder Approval at the Bank of York Shareholders’ Meeting; provided, however, that Bank of York may only terminate the Agreement pursuant to this Section 11.1(b)(iv) if the board of directors of Bank of York makes the Bank of York Board Recommendation as required by this Agreement and has not has made a Change in Recommendation;

(c)    By Bank of York (provided that Bank of York is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if Investar fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a thirty (30) day period after notice from Bank of York, or if any of the representations or warranties of Investar contained herein or therein that are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like shall be inaccurate in any respect or if any of the representations or warranties of Investar contained herein or therein that are not so qualified shall be inaccurate in any material respect;
(d)    By Investar (provided that neither Investar nor Investar Bank is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement) if Bank of York fails to comply in any material respect with any of its covenants or agreements contained in this Agreement or in any other agreement contemplated hereby and such failure has not been cured within a thirty (30) day period after notice from Investar, or if any of the representations or warranties of Bank of York contained herein or therein that are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Effect,” or the like shall be inaccurate in any respect or if any of the representations or warranties of Bank of York contained herein or therein that are not so qualified shall be inaccurate in any material respect;
(e)    By Investar if any approval required to be obtained from any Governmental Body is obtained subject to restrictions or conditions on the operations of Bank of York, Investar, Investar Bank or the Surviving Bank which, in the reasonable judgment of Investar, would, or could reasonably be expected to (i) materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement or otherwise would, in the reasonable judgment of Investar, be so materially burdensome as to render inadvisable the consummation of the transactions contemplated by this Agreement; (ii) require any Person other than Investar to be deemed a financial holding company or a bank holding company under the BHC Act with respect to Investar Bank or Bank of York; (iii) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Investar or any of its Affiliates; (iv) require any Person other than Investar to guaranty, support or maintain the capital of Investar Bank or Bank of York at or after the Closing; or (v) cause any Person other than Investar to be deemed to control Investar Bank or Bank of York (“Burdensome Condition”);
(f)    By Investar if (i) Bank of York has not held the Bank of York Shareholders’ Meeting on or before March 31, 2020, (ii) Bank of York has breached its obligations under Section 5.4, Section 5.8 or Section 5.9 in a manner adverse to Investar, or (iii) the board of directors of Bank of York fails make the Bank of York Board Recommendation at any time required by this Agreement or has made a Change in Recommendation;
(g)    By Investar, if any individual that executed a Voting Agreement, a Director Support Agreement or a Release has violated the terms thereof;
(h)    By Investar in accordance with Section 5.11; or

(i)    By Bank of York, at any time prior to obtaining the Requisite Shareholder Approval and subject to the terms and conditions of Section 5.8 and Section 5.9, if Bank of York’s board of directors determines to enter into a Bank of York Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.9(a), but only if Bank of York (i) has complied with all of its obligations pursuant to Section 5.8 and Section 5.9, (ii) pays the Termination Fee and the Expense Fee pursuant to Section 11.3 and (iii) enters into such Bank of York Acquisition Agreement promptly after such termination.
Section 11.2    Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for a breach of this Agreement, a misrepresentation hereunder or fraud, if this Agreement is terminated pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation under this Agreement, except the provisions of Section 11.3 and Article VII hereof shall remain applicable.
Section 11.3    Termination Fee and Expenses. To compensate Investar for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Investar, the parties agree as follows:
(a)    Provided that the terminating party is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within thirty (30) days following receipt of written notice thereof by the other party specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:
(i)    Bank of York under the provisions of Section 11.1(i), then Bank of York shall pay to Investar an amount equal to the sum of $750,000 (the “Termination Fee”) plus all expenses incurred by Investar in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $200,000 (“Investar Expenses”);
(ii)    (A) Investar under the provisions of Section 11.1(f)(i), then Bank of York shall pay to Investar an amount equal to the sum of the Investar Expenses, or (B) Investar under the provisions of Section 11.1(f)(ii) or (iii), then Bank of York shall pay to Investar an amount equal to the sum of the Termination Fee plus the Investar Expenses;
(iii)    Either Investar or Bank of York under the provisions of Section 11.1(b)(iv), and, prior to the Bank of York Shareholders’ Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Bank of York’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, then Bank of York shall pay to Investar the Investar Expenses; or

(iv)    (A) Either Investar or Bank of York under the provisions of Section 11.1(b)(ii), if at such time the Requisite Shareholder Approval has not occurred, (B) either Investar or Bank of York under the provisions of Section 11.1(b)(iv), and, prior to the Bank of York Shareholders’ Meeting, an Acquisition Proposal has been publicly announced, publicly disclosed or otherwise made known generally to Bank of York’s shareholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, or (C) Investar under the provisions of Section 11.1(d) or Section 11.1(f)(i), and, after the date hereof but prior to the event giving rise to such right of termination, an Acquisition Proposal has been made known to Bank of York’s board of directors, and, with respect to clause (A), (B) or (C), as the case may be, within twelve (12) months of the date of such termination of this Agreement, Bank of York enters into a Bank of York Acquisition Agreement with any Person with respect to any Acquisition Proposal or consummates an Acquisition Proposal (provided that for purposes of the definition of “Acquisition Proposal” in this Section 11.3(a)(iv), the references to “15%” in the definition of Acquisition Proposal in Section 12.1 below shall be deemed to be references to “50%”), then Bank of York shall pay to Investar an amount equal to the sum of Termination Fee plus the Investar Expenses (less the amount of Investar Expenses previously paid to Investar pursuant to Section 11.3(a)(ii)(A) or Section 11.3(a)(iii), as applicable).
(b)    The payment of the Termination Fee and/or Investar Expenses shall be Investar’s sole and exclusive remedy for monetary damages with respect to termination of this Agreement as set forth in this Section 11.3. For the avoidance of doubt, in no event shall the Termination Fee and/or the Investar Expenses described in this Section 11.3 be payable on more than one occasion.
(c)    Any payment required by this Section 11.3 shall become payable within two (2) Business Days after receipt by the non-terminating party of written notice of termination of this Agreement and shall be payable by wire transfer of immediately available funds; provided, however, that if the payment of the Termination Fee is required pursuant to Section 11.3(a)(iv), then such payment shall become payable on or before the earlier of the date of execution by Bank of York of such Bank of York Acquisition Agreement or the consummation of the Acquisition Proposal.
ARTICLE XII
MISCELLANEOUS
Section 12.1    Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:
(a)    “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, joint venture, partnership, dissolution, liquidation or similar transaction involving Bank of York, whether in a transaction or series of transactions, (ii) any purchase of any equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in Bank of York, or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of Bank of York and its Subsidiaries taken as a whole (including stock of such Subsidiaries).
(b)    “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
(c)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.

(d)    “Governmental Body” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.
(e)    “Knowledge.” As used herein, a Person shall be deemed to have “Knowledge” or to have “Known” a particular fact or other matter if any individual who is presently serving as a director or executive officer of that Person or any Subsidiary of that Person is actually aware of or, after reasonable inquiry, or had reason to know such fact or other matter.
(f)    “Material Adverse Effect” with respect to any Person means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the condition (financial or otherwise), assets, properties, employees, deposits, liabilities (absolute, accrued, contingent or otherwise) results of operations, earnings, business or cash flows of that Person, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced Person which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (C) changes in general economic or market conditions in the United States or the States of Alabama or Louisiana, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, affecting other companies in the financial services industry; or (D) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the condition (financial or otherwise), assets, properties, employees, deposits, liabilities (absolute, accrued, contingent or otherwise) results of operations, earnings, business or cash flows of that Person, taken as a whole, as compared to other banks organized in the United States or any of its States; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.
(g)    “Organizational Documents” means (a) with respect to a corporation or banking association, the certificate of formation, articles or certificate of incorporation or association and bylaws of such entity, (b) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement, (c) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, limited liability company agreement, or similar operational document and (d) with respect to any foreign entity, equivalent constituent and governance documents.
(h)    “Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, audit, investigation or dispute (whether civil, criminal, administrative, investigative, at law or in equity) commenced, brought, conducted, pending or heard by or before, or otherwise involving, any Governmental Body or any arbitrator.
(i)    “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
(j)    “Superior Proposal” means any bona fide written Acquisition Proposal that the Bank of York board of directors reasonably determines in good faith, after consultation with its outside legal and financial advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person or Persons making the proposal, that, if consummated in accordance with its terms, would result in a transaction more favorable to Bank of York’s shareholders, from a financial point of view, than the transactions contemplated hereby (taking into account any adjustment to the terms and conditions proposed in writing by Investar in response to any such Acquisition Proposal in accordance with Section 5.9(b)).
Section 12.2    Other Definitional Provisions.
(a)    All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.
(c)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
(e)    References herein to any law shall be deemed to refer to such law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any contract, agreement, commitment, arrangement or similar terms mean the foregoing as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any contract, agreement, commitment, arrangement or similar matter listed on any schedule hereto, all such amendments, supplements, modifications must also be listed on such schedule.
(g)    Any document described as having been “delivered” or “made available” by a party for purposes of this Agreement consists of any document or other information that (i) was provided in writing or electronically by one party or its representatives to the other party or its representatives prior to the date of this Agreement or (ii) filed by a party with the SEC and publicly available on EDGAR prior to the date of this Agreement.
(h)    If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.
(i)    Each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.
Section 12.3    Investigation; Survival of Agreements. No investigation by the parties or disclosure of any event or circumstance made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation or disclosure. Except for those covenants and agreements expressly to be carried out after the Effective Time, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time.
Section 12.4    Amendments. This Agreement may be amended only by a writing signed by Investar, Investar Bank and Bank of York at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Per Share Consideration to be received by the shareholders of Bank of York pursuant to this Agreement shall not be decreased, except in the manner otherwise contemplated herein, subsequent to the their approval of the transactions contemplated by the Agreement without the further approval by such shareholders.
Section 12.5    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne and paid by the party incurring such expenses, whether or not the Merger is completed.
Section 12.6    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 12.7    Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Investar or Investar Bank:

Investar Holding Corporation 10500 Coursey Blvd. 3rd Floor Baton Rouge, Louisiana 70816 Attn: Mr. John D’Angelo, President Fax: (225) 300-8617 E-mail: john.dangelo@investarbank.com

With a copy to (which shall not constitute notice):

Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
E-Mail:	skalahurka@fkhpartners.com
Attention:	Stephanie E. Kalahurka, Esq.

If to Bank of York:

Bank of York
301 N. Broad Street]
York, Alabama 36925
E-Mail:	jcollins@bankyork.com
Attention:	Jimmy Collins
With a copy to (which shall not constitute notice):

Jennifer R. McCain, Esq.
Maynard, Cooper and Gale
1901 Sixth Avenue North
2400 Regions Harbert Plaza
Birmingham, Alabama 35203
E-Mail:	jmccain@maynardcooper.com

Section 12.8    Controlling Law; Jurisdiction. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OR CONFLICT OF LAW (WHETHER OF THE STATE OF LOUISIANA OR ANY OTHER JURISDICTION). VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT WILL LIE IN EAST BATON ROUGE PARISH, LOUISIANA.

Section 12.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 12.10    Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.
Section 12.11    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 12.12    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 12.13    Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those contained herein or in the other written agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement.
Section 12.14    Publicity. Except as otherwise required by applicable law or in connection with the regulatory application process, as long as this Agreement is in effect, neither Investar nor Bank of York shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
Section 12.15    Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in a “.pdf” format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
Section 12.16    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any Person other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other Person. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.
Section 12.17    Further Cooperation. The parties agree that they shall, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.
[Signature Page Follows]

[Signature Page to Agreement and Plan of Reorganization]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

INVESTAR HOLDING CORPORATION

By:
John J. D’Angelo
President and Chief Executive Officer

INVESTAR BANK, NATIONAL ASSOCIATION

By:
John J. D’Angelo
President and Chief Executive Officer

BANK OF YORK

By:
Jimmy Collins
Chairman of the Board

EXHIBIT A

AGREEMENT AND PLAN OF BANK MERGER
This AGREEMENT AND PLAN OF BANK MERGER (this “Bank Merger Agreement”), dated as of July 30, 2019, is by and between Investar Bank, National Association, a national banking association (“Investar Bank”) and Bank of York, an Alabama state banking association (“Bank of York”).
RECITALS
WHEREAS, Investar Bank, Investar Holding Corporation (“Investar”), a Louisiana corporation and registered bank holding company for Investar Bank, and Bank of York, have entered into that certain Agreement and Plan of Reorganization, dated as of July 30, 2019 (the “Reorganization Agreement”), providing for the acquisition of Bank of York by Investar through the merger of Bank of York with and into Investar Bank;
WHEREAS, Bank of York is an Alabama banking association, duly organized and existing under the laws of the State of Alabama, having its principal office in the City of Bank of York, County of Sumter, State of Alabama, with authorized capital stock consisting of 30,000 shares of common stock, par value $25 per share (the “Bank of York Stock”), 10,000 of which are issued and outstanding;
WHEREAS, Investar Bank is a national banking association duly organized and existing under the laws of the United States, having its principal office in the City of Baton Rouge, East Baton Rouge Parish, State of Louisiana, with authorized capital stock consisting of 40,000,000 shares of common stock, par value $1.00 per share (the “Investar Bank Stock”), of which 3,943,600 shares are issued and outstanding;
WHEREAS, a majority of the Boards of Directors of each of Bank of York and Investar Bank, pursuant to the authority given by and in accordance with the provisions of Section 5-7A-40 of the Alabama Banking Code, Section 10A-2-11.01 et seq. of the Alabama Business and Nonprofit Entities Code and 12 U.S.C § 215a-1, have approved this Bank Merger Agreement pursuant to which Bank of York is to be merged with and into Investar Bank (the “Merger”) and have authorized the execution hereof; and
WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate is to be taken by Bank of York and Investar Bank in order to consummate the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises, Bank of York and Investar Bank hereby agree that Bank of York is to be merged with and into Investar Bank on the following terms and conditions:

1.Merger of Bank of York and Investar Bank. At the Effective Time (as defined in Section 11 of this Bank Merger Agreement), Bank of York will be merged with and into Investar Bank pursuant to Section 5-7A-40 of the Alabama Banking Code, Section 10A-2-11.01 et seq. of the Alabama Business and Nonprofit Entities Code and 12 U.S.C § 215a-1.
2.Effects of the Merger. The Merger will have the effects set forth under the National Bank Act and the Alabama Banking Code. At the Effective Time, Investar Bank will continue as the bank resulting from the Merger (the “Resulting Bank”), and the separate corporate existence of Bank of York will cease. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of Bank of York and Investar Bank will be allocated to and vested in the Resulting Bank without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Bank of York and Investar Bank will be allocated to the Resulting Bank, and the Resulting Bank will be the primary obligor therefor and no other party to the Merger will be liable therefor. At the Effective Time, a proceeding pending by or against either Bank of York or Investar Bank may be continued as if the Merger did not occur, or the Resulting Bank may be substituted in the proceedings. The name of the Resulting Bank will be “Investar Bank, National Association.” The existing main office of Investar Bank located at 7244 Perkins Road, Baton Rouge, Louisiana 70808, will be the main office of the Resulting Bank following the Merger, the branches of Investar Bank existing immediately before the Merger will remain branches of the Resulting Bank after completion of the Merger, and the existing main office and all branches of Bank of York will become branch offices of the Resulting Bank after completion of the Merger.
3.Directors and Senior Executive Officers. The directors and officers of Investar Bank at the Effective Time shall be the directors and officers of the Resulting Bank at the Effective Time, and each of such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Association and Bylaws of the Resulting Bank or as otherwise provided by law.
4.Articles of Association and Bylaws. The Articles of Association of Investar Bank will continue in effect as the Articles of Association of the Resulting Bank until the same will be amended and changed as provided by law. The Bylaws of Investar Bank will continue in effect as the Bylaws of the Resulting Bank until the same have been amended and changed as provided by law.
5.Manner and Basis of Converting Shares of Bank of York Stock and Investar Bank Stock. At the Effective Time, by virtue of the Merger and without any action on the part of or any party as holder thereof,

(a)each share of Bank of York Stock outstanding at the Effective Time shall cease to be outstanding, shall be cancelled and retired, shall cease to exist and shall only represent the right to receive the per share merger consideration as provided in the Reorganization Agreement or, in the case of holder of Bank of York Stock who dissents from the Merger in compliance with Section 5-7A-44 of the Alabama Banking Code, such payment in respect of his or her shares of Bank of York Stock as provided by the Alabama Banking Code; and
(b)each of the 3,943,600 shares of Investar Bank Stock issued and outstanding at the Effective Time shall remain issued and outstanding from and after the Effective Time and shall be the only issued and outstanding shares of capital stock of the Resulting Bank.
6.Stock Transfer Books. The stock transfer books of Bank of York will be closed as of the close of business at the Effective Time, and no transfer of record of any of the shares of Bank of York Stock will take place thereafter.
7.Shareholder Approval. This Bank Merger Agreement will be submitted for approval to the shareholders of Bank of York and to the sole shareholder of Investar Bank. Upon approval by the shareholders of Bank of York and the sole shareholder of Investar Bank, this Bank Merger Agreement will be made effective in the manner provided in Section 11 hereof.
8.Conditions to Consummation of the Merger. All obligations of the parties under this Bank Merger Agreement are subject to the receipt of all necessary regulatory approvals before the Effective Time and the consummation of the transactions contemplated by the Reorganization Agreement.
9.Termination. This Bank Merger Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the sole shareholder of Bank of York and Investar Bank, only by the mutual agreement of Investar Bank and Bank of York.
10.Waiver, Amendment and Modification. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of Bank of York or Investar Bank, by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be modified or amended at any time, whether before or after action thereon by the shareholders of Bank of York or Investar Bank, by action of both Bank of York and Investar Bank. Any waiver, modification or amendment of this Bank Merger Agreement must be in writing.
11.Effective Time. Subject to the terms and conditions specified in this Bank Merger Agreement and upon satisfaction of all requirements of law, the Merger will become effective at the date and time specified in the certification of the Merger to be issued by the Office of the Comptroller of the Currency, such time being herein called the “Effective Time.”

12.Multiple Counterparts. For the convenience of the parties hereto, this Bank Merger Agreement may be executed in multiple counterparts, each of which is to be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart bears the execution of each of the parties hereto, is deemed to be, and is to be construed as, one and the same Bank Merger Agreement.  A telecopy or facsimile transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.
13.Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, AND TO THE EXTENT NOT INCONSISTENT WITH THE LAWS OF THE STATE OF LOUISIANA, THE LAWS OF THE UNITED STATES OF AMERICA. VENUE FOR ANY CAUSE OF ACTION ARISING OUT OF THIS BANK MERGER AGREEMENT WILL BE IN EAST BATON ROUGE PARISH, LOUISIANA.
14.Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of Bank of York or Investar Bank acquired or to be acquired by reason of or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.
15.Assignment. This Bank Merger Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns, but no party to this Bank Merger Agreement may assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 15 is void and of no effect.
16.Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision is fully severable and this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and are not to be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (c) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Bank Merger Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.
18.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of any provision of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender includes the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate.
19.Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement and all exhibits referred to herein are exhibits attached to this Bank Merger Agreement. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth herein verbatim.

[Signature Page Follows]

[Signature Page to Agreement and Plan of Bank Merger]
IN WITNESS WHEREOF, Investar Bank and Bank of York have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first written above.

INVESTAR BANK, NATIONAL ASSOCIATION

By:
John J. D’Angelo
President and Chief Executive Officer

BANK OF YORK

By:
Jimmy Collins
Chairman of the Board

EXHIBIT B

FORM OF RELEASE
This RELEASE (this “Release”), dated [•], 2019, is made by _______________________, (the “Releasor”), in favor of Bank of York, an Alabama state bank headquartered in York, Alabama (“Bank of York”).
RECITALS
WHEREAS, the Releasor is a duly elected or appointed director or executive officer of Bank of York as of the date hereof;
WHEREAS, Investar Holding Corporation, a Louisiana corporation (“Investar”), Investar Bank, National Association, a national banking association headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of Investar (“Investar Bank”), and Bank of York, are parties to that certain Agreement and Plan of Reorganization dated as of July 30, 2019 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Investar will acquire Bank of York through the merger of Bank of York with and into Investar Bank, with Investar Bank surviving the merger (the “Merger”); and
WHEREAS, it is a covenant of Bank of York pursuant to Section 5.18 of the Reorganization Agreement that the Releasor execute and deliver this Release as of the Closing Date to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against Bank of York existing as of the date hereof.
NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:
1.Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.
2.Release; Related Matters.

(a)Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges Bank of York and its subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, to the extent known, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with Bank of York and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Bank of York, as the case may be, for all periods through the date hereof; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of Bank of York existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either Bank of York, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of Bank of York and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Bank of York as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).
(b)The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of Bank of York, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.
(c)The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with Bank of York, its businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of Bank of York for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.
3.No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.
4.Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.
5.Authority. The Releasor represents and warrants that he or she has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he or she has entered into this Release freely of his or her own accord and without reliance on any representations of any kind or character not set forth herein.
6.Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.
7.Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Alabama, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement and will be construed as a part of the transactions contemplated by the Reorganization Agreement.
8.Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.
10.Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

[Signature Page to Release]
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

BANK OF YORK

By:
Jimmy Collins
Chairman of the Board

RELEASOR

EXHIBIT C

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”), dated as of [•], 2019, is executed by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, Bank of York (“Bank of York”), an Alabama state bank, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS
WHEREAS, contemporaneously with the execution of this Voting Agreement, Investar, Investar Bank, National Association, a national banking association and wholly-owned subsidiary of Investar (“Investar Bank”), and Bank of York, are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Bank of York will merge with and into Investar Bank, with Investar Bank as the surviving entity (the “Merger”);
WHEREAS, applicable law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of Bank of York;
WHEREAS, as a condition and inducement to Investar’s willingness to enter into the Reorganization Agreement, Investar requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, providing that, subject to the terms hereof, each such Shareholder will vote his or her shares of Bank of York Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;
WHEREAS, Investar and Bank of York are relying on this Voting Agreement in incurring expenses in their continuing review of Bank of York’s business, in preparing the Proxy Statement for the shareholders of Bank of York, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, in consideration of the substantial expenses that Investar will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Investar to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:

1.Ownership of Shares. Each of the Shareholders hereby severally represents and warrants to Investar and Bank of York that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of the Bank of York Stock set forth below the Shareholder’s name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date for the Bank of York Shareholders’ Meeting referred to in Section 5.3 of the Reorganization Agreement any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the Bank of York Board for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.
2.Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares, and any additional shares of Bank of York Stock acquired by such Shareholder after the date hereof and prior to the Bank of York Shareholders’ Meeting, in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Bank of York Shareholders’ Meeting.
3.Acquisition Proposals. Each Shareholder, solely in his or her capacity as a shareholder and without limiting in any way his or her ability to exercise his or her duties as a director or an officer of Bank of York or otherwise to take any action permitted by the Reorganization Agreement (i) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Bank of York Board to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (ii) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.
4.Reliance of Parties. Investar and Bank of York each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review Bank of York’s business, in preparing the Proxy Statement, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and Bank of York acknowledges that the performance of this Voting Agreement is intended to benefit Investar.
5.Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.
6.Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of Bank of York that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).

7.Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.
8.Dissenters’ Rights. Each Shareholder confirms his/her knowledge of the availability of the appraisal rights of the Bank’s shareholders under the Alabama Banking Code with respect to the Merger and has reviewed the applicable statutory provisions related to appraisal rights. Each Shareholder agrees not to exercise any appraisal rights that the Shareholder may now or hereafter have with respect to any Shares.
9.Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Investar, Bank of York and such Shareholder.
10.Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) ) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.

13.Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause Investar to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Investar shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).
14.Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

INVESTAR BANK, NATIONAL ASSOCIATION

By:
Name:	John J. D’Angelo
Title:	President and Chief Executive Officer

Address:
Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816

BANK OF YORK

By:
Name:	Jimmy Collins
Title:	Chairman

Address:
Bank of York
301 Broad Street
York, Alabama 36925

[Shareholder Signature Page to Voting Agreement]

SHAREHOLDERS:
Address for Shareholders:

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

Name:
	Number of Shares:	Common

EXHIBIT D

DIRECTOR SUPPORT AGREEMENT
This Director Support Agreement (this “Support Agreement”), dated as of July 30, 2019 (the “Execution Date”), is made and entered into by and among, Investar Holding Corporation, a Louisiana corporation (“Investar”), Bank of York, an Alabama state bank (“Bank of York”), and [•], an individual residing in the State of [•] (the “Director”).
RECITALS
WHEREAS, contemporaneously with the execution of this Support Agreement, Investar, Investar Bank, National Association, a national banking association and wholly-owned subsidiary of Investar (“Investar Bank”), and Bank of York, are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Bank of York will merge with and into Investar Bank, with Investar Bank as the surviving entity (the “Merger”).
WHEREAS, the Director is a director and shareholder of Bank of York, and will, as a result of his or her equity ownership in Bank of York, receive pecuniary and other benefits as a result of the Merger;
WHEREAS, the Director, as a director and shareholder of Bank of York, has had access to certain confidential information, including, without limitation, information concerning Bank of York’s business and the relationships between Bank of York, its subsidiaries, vendors, and customers, and Bank of York’s status and relationship with peer institutions that compete with Bank of York;
WHEREAS, the Director, through his or her association with Bank of York, has obtained knowledge of the trade secrets, customer goodwill and proprietary information of Bank of York and its businesses, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by Investar;
WHEREAS, the Director recognizes that Investar’s entry into the Reorganization Agreement is dependent on the Director entering into this Support Agreement and, therefore, this Support Agreement is incident thereto; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, based upon the valuable consideration that the Director will receive as a shareholder and director of Bank of York as a result of the Merger, for the new confidential information the Director will be provided after the Execution Date and for other good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Director Support. The Director agrees to use his or her best efforts to refrain from harming the goodwill of Investar and Bank of York and their respective affiliates or successors, and their respective customer and client relationships.
2.Director Covenants.
(a)Director acknowledges that he or she has received substantial, valuable consideration, including confidential trade secret and proprietary information relating to the identity and special needs of Bank of York’s current and prospective customers, Bank of York’s current and prospective services, Bank of York’s business projections and market studies, Bank of York’s business plans and strategies, and Bank of York’s studies and information concerning special services unique to Bank of York. Director further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth below. Accordingly, other than in any capacity for or on behalf of Investar or any subsidiary of Investar, Director agrees that Director will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever:
(i)solicit the business of any person or entity who is a customer of Bank of York as of the date of this Support Agreement or as of the Closing Date on behalf of any other insured depository institution;
(ii)(A)    acquire any interest in (directly or indirectly), charter, operate or enter into any franchise or other management agreement with, any insured depository institution that has a location within a fifty (50) mile radius of any location of Bank of York (the “Noncompete Area”), provided, however, that Director may (1) retain any existing ownership interest in any insured depository institution as disclosed on Schedule 1 attached hereto, (2) acquire an ownership interest in any privately-held or publicly-traded depository institution, so long as that ownership interest does not exceed 10% of the total number of shares outstanding of that depository institution, and (3) invest in an existing mutual fund that invests, directly or indirectly, in such insured depository institutions;
(B)     serve as an officer, director, employee, agent or consultant to any insured depository institution that has a location within the Noncompete Area; or
(C)     establish or operate a branch or other office of an insured depository institution within the Noncompete Area; provided, however, that nothing in this Section 2(a)(ii) shall prevent Director from continuing to serve in his or her existing capacity with the insured depository institution(s) as listed on Schedule 1, attached hereto (Schedule 1 to list institution(s), position(s) currently held and dates of service in such position(s)); or
(iii)recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of Bank of York unless such person’s employment has been terminated by Investar prior to the time of such solicitation; but nothing in this Section 2(a)(iii) applies to employment other than in the financial services business.

Director may not avoid the purpose and intent of this Section 2(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
(b)If any court of competent jurisdiction should determine that the terms of this Section 2 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.
(c)Director agrees that (i) this Support Agreement is entered into in connection with the sale to Investar of the goodwill of the business of Bank of York, (ii) Director is receiving valuable consideration for this Support Agreement, (iii) the restrictions imposed upon Director by this Support Agreement are essential and necessary to ensure Investar acquires the goodwill of Bank of York and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Support Agreement are fair and reasonable.
3.Early Resolution Conference. This Support Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Director intends to engage in, Director will first notify Investar in writing and meet with an Investar representative and a neutral mediator (if Investar elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notification at least fourteen (14) days before Director engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Support Agreement and its restrictions at a later time.
4.Termination. This Support Agreement and all obligations hereunder will terminate on the earlier of (a) the date the Reorganization Agreement is terminated pursuant to Section 11.1 of the Reorganization Agreement or (b) the date that is twenty-four (24) months after the Closing Date.
5.Injunctive Relief. Investar and Director hereby acknowledge and agree that Investar and Bank of York will be irreparably damaged if this Support Agreement is not specifically enforced. Accordingly, Investar and Bank of York are entitled to injunctive relief restraining any violation of this Support Agreement by Director (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies are not to be exclusive and are in addition to any other remedy that Investar or Bank of York may have at law or in equity.
6.Assignability. Director may not assign its obligations under this Support Agreement without the prior written consent of Investar.
7.Parties Bound. This Support Agreement is binding upon and inures to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein.

8.Applicable Law. This Support Agreement is to be construed under and according to the laws of the State of Alabama. Venue for any cause of action arising from this Support Agreement will lie in Sumter County, Alabama.
9.Legal Construction. If any of the provisions contained in this Support Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, that provision is to be fully severable, such invalidity, illegality or unenforceability is not to affect any other provision hereof, and this Support Agreement is to be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Support Agreement are to remain in full force and effect. Furthermore, in lieu of that illegal, invalid or unenforceable provision, there is to be added automatically as a part of this Support Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.
10.Notice. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Support Agreement after the date of this Support Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by facsimile transmission or electronic mail, at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:
If to Investar:
Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816
Attn: Mr. John D’Angelo
Fax: (225) 300-8617
Electronic mail: john.dangelo@investarbank.com
If to Bank of York (prior to the Closing Date):
Bank of York
301 Broad Street
York, Alabama
Attention: Jimmy Collins
Fax: (205) 392-5205
Electronic mail: jcollins@bankyork.com

If to the Director, at the address set forth under the Director’s signature page hereto; or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
11.No Delay, Waiver, Etc. No delay on the part of the parties hereto in exercising any power or right hereunder is to operate as a waiver thereof; nor is any single or partial exercise of any power or right hereunder to preclude other or further exercise thereof or the exercise of any other power or right.
12.Modification. No amendment of this Support Agreement is effective unless contained in a written instrument signed by the parties hereto.
13.Headings. The descriptive headings of the sections of this Support Agreement are inserted for convenience only and do not constitute a part of this Support Agreement.

[Signature Page Follows]

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the date first written above.

INVESTAR BANK, NATIONAL ASSOCIATION

By:
John J. D’Angelo
President and Chief Executive Officer

BANK OF YORK

By:
Jimmy Collins
Chairman of the Board

DIRECTOR

Name: [•]

Notice address:

[•]
[•]

Electronic mail: [•]

SCHEDULE 1